Exhibit 10.26

                        STRATEGIC COLLABORATION AGREEMENT


                                     between


                                 METASYN, INC.,


                           MALLINCKRODT MEDICAL, INC.


                                       and


                             MALLINCKRODT GROUP INC.


                           dated as of August 30, 1996

                                TABLE OF CONTENTS

ARTICLE  1.     DEFINITIONS...................................................................................  1
         1.1.   "Additional Compounds"........................................................................  1
         1.2.   "Affiliate"...................................................................................  2
         1.3.   [ ]*..........................................................................................  2
         1.4.   "Base Case Scenario Model"....................................................................  2
         1.5.   "Blood Pool Magnetic Resonance Contrast Agents"...............................................  2
         1.6.   "Costs of Goods Sold".........................................................................  2
         1.7.   "Development Costs"...........................................................................  2
         1.8.   "Development Phase"...........................................................................  3
         1.9.   "Development Program".........................................................................  3
         1.10.  "Effective Date"..............................................................................  3
         1.11.  "FDA".........................................................................................  3
         1.12.  "Field".......................................................................................  3
         1.13.  "First Commercial Sale".......................................................................  3
         1.14.  "IND".........................................................................................  3
         1.15.  "Launch Costs"................................................................................  3
         1.16.  "Licensed Compound"...........................................................................  3
         1.17.  "Licensed Product"............................................................................  3
         1.18.  "Major Market Countries"......................................................................  4
         1.19.  "MGH Patent Rights"...........................................................................  4
         1.20.  "MKG Patent Rights"...........................................................................  4
         1.21.  "Metasyn Patent Rights".......................................................................  4
         1.22.  "Metasyn Technology"..........................................................................  4
         1.23.  "NDA".........................................................................................  4
         1.24.  "Net Sales"...................................................................................  4
         1.25.  "Operating Margin"............................................................................  5
         1.26.  "Outside Compounds"...........................................................................  5
         1.27.  "Party".......................................................................................  5
         1.28.  "Patent Rights"...............................................................................  5
         1.29.  "Program".....................................................................................  6
         1.30.  "Replacement Compound"........................................................................  6
         1.31.  "Research Costs"..............................................................................  6
         1.32.  "Research Phase"..............................................................................  6
         1.33.  "Research Program"............................................................................  6
         1.34.  "Sales and Marketing Costs"...................................................................  6
         1.35.  [ ]*..........................................................................................  6
         1.36.  "Second Generation Compounds".................................................................  6
         1.37.  "Territory"...................................................................................  7
         1.38.  "Third Party".................................................................................  7

ARTICLE  2.     SCOPE AND STRUCTURE OF THE COLLABORATION......................................................  7
         2.1.   General.......................................................................................  7
         2.2.   [ ]*..........................................................................................  7
         2.3.   Non-Competition; Third Party Products Obtained by MKG.........................................  7
         2.4.   Japan.........................................................................................  8




*Confidential information omitted and filed with the Commission.

                                                        (i)

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                2.4.1.  Acknowledgement of DRL Arrangement....................................................  8
                2.4.2.  Costs.................................................................................  8

ARTICLE  3.     LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS............................................  9
         3.1.   Grant of License Rights by Metasyn to MKG.....................................................  9
                3.1.1.  License Grant.........................................................................  9
                3.1.2.  Sublicenses...........................................................................  9
                3.1.3.  Reserved Rights of MGH and the U.S. Government........................................  9
                3.1.4.  Reserved Rights of Metasyn............................................................  9
                3.1.5.  Third Party Patent Rights.............................................................  9
         3.2.   Manufacturing and Supply of Licensed Compounds and Licensed Products.......................... 10
                3.2.1.  Manufacture and Supply by Metasyn During the Development
                        Phase................................................................................. 10
                3.2.2.  Manufacture and Supply by MKG......................................................... 10
                3.2.3.  Assistance by Metasyn to MKG for Manufacturing License................................ 10
                3.2.4.  Right to Manufacture for the Japanese Market.......................................... 10
         3.3.   No Other Technology Rights.................................................................... 11

ARTICLE  4.     THE DEVELOPMENT PROGRAM....................................................................... 11
         4.1.   Conduct of the Development Program............................................................ 11
                4.1.1. General................................................................................ 11
                4.1.2.  Annual Development Plan............................................................... 11
                4.1.3.  Selection of Replacement Compound..................................................... 12
                4.1.4.  Selection of Second Generation Compounds or Outside
                        Compounds for Development............................................................. 12
         4.2.   Product Objectives............................................................................ 12
                4.2.1.  Metasyn Product Objectives............................................................ 12
                4.2.2.  MKG Product Objectives................................................................ 12
                4.2.3.  Extensions............................................................................ 13
         4.3.   Attendance at Regulatory Meetings............................................................. 13
         4.4.   Development Information; Reports.............................................................. 13
         4.5.   Availability of Employees..................................................................... 13
         4.6.   Visit of Facilities........................................................................... 14
         4.7.   Core Laboratory............................................................................... 14

ARTICLE  5.     RESEARCH PROGRAM.............................................................................. 14
         5.1.   Additional Research Programs.................................................................. 14
         5.2.   Conduct of Research Program................................................................... 14
                5.2.1.  General............................................................................... 14
                5.2.2.  Annual Research Plan.................................................................. 14
                5.2.3.  Data.................................................................................. 15
                5.2.4.  Sources of Compounds.................................................................. 15
                5.2.5.  Semi-Annual Reports................................................................... 15



                                                       (ii)

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ARTICLE  6.     MARKETING..................................................................................... 15
         6.1.   Sales and Marketing Plan...................................................................... 15
         6.2.   Exclusive Right............................................................................... 16
         6.3.   Diligence..................................................................................... 16
         6.4.   Labeling and Packaging........................................................................ 16
         6.5.   Participation by Metasyn Employees in Field Sales Activities.................................. 16
         6.6.   Co-Promotion Option........................................................................... 16

ARTICLE  7.     MANAGEMENT OF THE COLLABORATION............................................................... 17
         7.1.   Joint Steering Committee...................................................................... 17
                7.1.1.  General............................................................................... 17
                7.1.2.  Chair................................................................................. 18
                7.1.3.  Minutes............................................................................... 18
         7.2.   Disagreements................................................................................. 18

ARTICLE  8.     PAYMENTS...................................................................................... 18
         8.1.   Fee........................................................................................... 18
         8.2.   Milestone Payment............................................................................. 18
         8.3.   Funding of the Development Program............................................................ 19
                8.3.1.  Sharing of Development Costs.......................................................... 19
                8.3.2.  Previously Incurred Production Costs.................................................. 19
                8.3.3.  Advances.............................................................................. 19
                8.3.4.  Annual Reconciliation................................................................. 19
         8.4.   Funding of the Research Program............................................................... 20
                8.4.1.  Sharing of Research Costs............................................................. 20
                8.4.2.  Advances.............................................................................. 20
                8.4.3.  Annual Reconciliation................................................................. 20
                8.5.    Cash Flow Provisions.................................................................. 20
         8.6.   Share of Operating Margins.................................................................... 21
         8.7.   Operating Margin Reports...................................................................... 21
         8.8.   Audits by Metasyn............................................................................. 21
         8.9.   Audits by MKG................................................................................. 22

ARTICLE  9.     INTELLECTUAL PROPERTY......................................................................... 22
         9.1.   Filing, Prosecution and Maintenance of MGH Patent Rights...................................... 22
                9.1.1.  Responsibility and Costs.............................................................. 22
                9.1.2.  Abandonment........................................................................... 23
                9.1.3.  Notice of Infringement................................................................ 23
                9.1.4.  Prosecution by MGH or Metasyn of MGH Patent Rights.................................... 23
                9.1.5.  Prosecution Under the Direction of the Joint Steering Committee....................... 23
                9.1.6.  Declaratory Actions................................................................... 23
         9.2.   Filing, Prosecution and Maintenance of Metasyn Patent Rights.................................. 24
                9.2.1.  Prosecution and Maintenance........................................................... 24
                9.2.2.  Abandonment; Failure to Pay........................................................... 24
                9.2.3.  Infringement by Others; Prosecution Under the Direction of the
                        Joint Steering Committee.............................................................. 24
                9.2.4.  Cooperation in Infringement Actions................................................... 24


                                                     (iii)




                9.2.5.   Declaratory Actions.................................................................. 24
         9.3.   Infringement Action Against Either Party...................................................... 25
         9.4.   MKG Patent Rights............................................................................. 25
                9.4.1.   Maintenance of MKG Patent Rights..................................................... 25
                9.4.2.   Abandonment; Failure to Pay.......................................................... 25
                9.4.3.   Infringement by Others; Prosecution Under the Direction of the
                         Joint Steering Committee............................................................. 25
                9.4.4.   Cooperation in Infringement Actions.................................................. 25
                9.4.5.   Declaratory Actions.................................................................. 25
         9.5.   Cooperation in Infringement Actions........................................................... 26
         9.6.   Cooperation................................................................................... 26

ARTICLE  10.    CONFIDENTIALITY............................................................................... 26
         10.1.  Nondisclosure Obligations..................................................................... 26
                10.1.1.  General.............................................................................. 26
                10.1.2.  Limitations.......................................................................... 26
         10.2.  Samples....................................................................................... 27
         10.3.  Terms of this Agreement....................................................................... 27
         10.4.  Publications.................................................................................. 27
                10.4.1.  Procedure............................................................................ 27
                10.4.2.  Delay................................................................................ 28
                10.4.3.  Resolution........................................................................... 28
         10.5.  Injunctive Relief............................................................................. 28

ARTICLE  11.    REPRESENTATIONS AND WARRANTIES................................................................ 28
         11.1.  Patent Validity............................................................................... 28
         11.2.  Accuracy of Exhibits C and E.................................................................. 28
         11.3.  Authorization................................................................................. 28
         11.4.  [ ]*.......................................................................................... 29

ARTICLE  12.    INDEMNITY..................................................................................... 29
         12.1.  MKG Indemnity Obligations..................................................................... 29
         12.2.  Metasyn Indemnity Obligations................................................................. 29
         12.3.  Product Liability............................................................................. 29
         12.4.  Contribution.................................................................................. 30
         12.5.  Procedure..................................................................................... 30

ARTICLE  13.    EXPIRATION AND TERMINATION.................................................................... 31
         13.1.  The Development Phase......................................................................... 31
                13.1.1.  Expiration of the Development Phase.................................................. 31
                13.1.2.  Termination of Development Phase..................................................... 31
                13.1.3.  Existing Obligations................................................................. 31
                13.1.4.  Effect of Termination of the Development Program..................................... 31
         13.2.  The Research Program.......................................................................... 31
                13.2.1.  Expiration of Research Phase......................................................... 31
                13.2.2.  Termination of the Research Program.................................................. 32
                13.2.3.  Existing Obligations................................................................. 32



*Confidential information omitted and filed with the Commission.

                                                     (iv)




                13.2.4.  Effect of Termination of the Research Program........................................ 32
         13.3.  Expiration of this Agreement.................................................................. 32
         13.4.  Termination of this Agreement................................................................. 32
                13.4.1.  Termination by Either Party.......................................................... 32
                13.4.2.  Termination by Metasyn............................................................... 33
         13.5.  Effect of Expiration or Termination of This Agreement......................................... 33
                13.5.1.  Existing Obligations................................................................. 33
                13.5.2.  Effect of Termination by Metasyn..................................................... 33
                13.5.3.  Effect of Termination by MKG......................................................... 34
                13.5.4.  Termination due to Termination of MGH License........................................ 35
                13.5.5.  Survival............................................................................. 35

ARTICLE  14.    MISCELLANEOUS................................................................................. 35
         14.1.  Force Majeure................................................................................. 35
         14.2.  Assignment.................................................................................... 35
         14.3.  Severability.................................................................................. 36
         14.4.  Notices....................................................................................... 36
         14.5.  Applicable Law................................................................................ 37
         14.6.  Dispute Resolution............................................................................ 37
         14.7.  Public Announcements.......................................................................... 37
         14.8.  Entire Agreement.............................................................................. 38
         14.9.  Headings...................................................................................... 38
         14.10. Agreement Not to Solicit Employees............................................................ 38
         14.11. Exports....................................................................................... 38
         14.12. Waiver........................................................................................ 38
         14.13. Counterparts.................................................................................. 38



Exhibit A Base Case Scenario Model (ss.1.4) Exhibit B Chemical Structure of Compound MS-325 (ss.1.16) Exhibit C List of MGH Patent Rights (ss.1.19) Exhibit D List of MKG Patent Rights (ss.1.20) Exhibit E List of Metasyn Patent Rights (ss.1.21) Exhibit F First Annual Development Plan (ss.4.1.2)


Appendix I          MGH License (Recitals)
Appendix II         Costs of Goods Sold (ss.1.6)
Appendix III        Development Costs (ss.1.7)
Appendix IV         Research Costs (ss.1.31)
Appendix V          Sales and Marketing Costs (ss.1.34)

                                       (v)

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                        STRATEGIC COLLABORATION AGREEMENT


         THIS STRATEGIC COLLABORATION AGREEMENT dated as of August 30, 1996 (the "Agreement") is made by and among METASYN, INC., a Delaware corporation having its principal place of business at 71 Rogers Street, Cambridge, Massachusetts 02142-1118 U.S.A. ("Metasyn"), MALLINCKRODT MEDICAL, INC., a Delaware corporation having its principal place of business at 675 McDonnell Boulevard, St. Louis, Missouri 63134 and MALLINCKRODT GROUP INC., a New York corporation having its principal place of business at 7733 Forsyth Boulevard, St. Louis, Missouri 63105, by and through its unincorporated Medical Imaging division (together with Mallinckrodt Medical, Inc., "MKG").


                                    RECITALS

         WHEREAS, Metasyn has obtained certain rights under certain patents and patent applications owned by The General Hospital Corporation, doing business as Massachusetts General Hospital ("MGH"), pursuant to an Amended and Restated License Agreement dated July 10, 1995 between Metasyn and MGH (the "MGH License"), a copy of which is attached as Appendix I;

         WHEREAS, Metasyn is developing a proprietary compound coded as MS-325 ("Compound MS-325") which is intended for use as an enhancer for magnetic resonance imaging, which compound is covered by said MGH patents and patent applications as well as by Metasyn patent applications;

         WHEREAS, MKG is interested in entering into a collaboration with Metasyn for the development of blood pool magnetic resonance imaging agents and desires to obtain an exclusive license to develop and sell Compound MS-325 and all other blood pool magnetic resonance imaging agents worldwide excluding Japan with respect to compounds licensed by Metasyn from time to time to Daiichi Radioisotope Laboratories Ltd. ("DRL"), Metasyn's collaborator in Japan, in accordance with the principles set forth herein; and

         WHEREAS, Metasyn is willing to enter into such a collaboration and to grant MKG such a license upon the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:


                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "Additional Compounds" shall mean magnetic resonance imaging agents other than Blood Pool Magnetic Resonance Contrast Agents.

         1.2. "Affiliate" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         1.3. [ ]* shall mean the [ ]* as published by the Wall Street Journal on the last day of the month [ ]*.

         1.4. "Base Case Scenario Model" shall mean the Base Case Scenario Model dated May 17, 1996 previously reviewed by the Parties and described in the documents attached hereto as Exhibit A, as it may be amended by the Joint Steering Committee from time to time pursuant to Section 6.1.

         1.5. "Blood Pool Magnetic Resonance Contrast Agents" shall mean blood pool persistent compounds with, as its primary application, clinical utility in improving magnetic resonance imaging of arteries and veins, assessing organ perfusion and organ blood volume with magnetic resonance imaging and identifying tissue pathologies where increased vascular permeability is found (i.e., tumors, inflammatory lesions).

         1.6. "Costs of Goods Sold" shall mean all direct and indirect manufacturing costs incurred by MKG and Metasyn specifically allowable to the production of the Licensed Products, together with royalties payable to MGH and other Third Parties and including Launch Costs and excluding the costs of the syringe or other delivery system utilized with respect to and invoiced as part of the price for any Licensed Product, as more fully described in Appendix II hereto.

         1.7. "Development Costs" shall mean all external costs and direct internal costs incurred by Metasyn and MKG in connection with the Development Program plus indirect costs allocated to the Development Program pursuant to the terms agreed to by the Parties, as more fully described in Appendix III hereto. Development Costs will include, but not be limited to, process development, clinical work (Phase I - Phase III trials), overhead charges within agreed upon standards, preclinical work, validation batches, stability batches and testing, regulatory filings, production of compound for clinical work (Phase I - Phase III trials), and all production of Licensed Compound related to regulatory filings in the Territory. Development Costs shall specifically not include any such costs to the extent attributable to development of any compounds and their corresponding Licensed Products for use, sale or distribution exclusively in Japan, it being understood that such costs shall be entirely the responsibility and liability of Metasyn and/or DRL; provided, however, that if DRL is not granted a license in accordance with Section 2.4.1 hereof with respect to any compound for Japan prior to the IND filing with the FDA for such compound by the Parties, the Development Costs shall include all such costs relative to any such compound for all


*Confidential treatment omitted and filed with the Commission.

purposes hereof. Costs for Licensed Products or Compounds that are to be sold or distributed on a worldwide basis (including any case where such Licensed Products or Compounds are licensed to DRL in accordance with Section 2.4.1 hereof prior to the filing of an IND with the FDA) will be apportioned to the Parties to reflect the fact that Japan represents [ ]* the worldwide market for such Licensed Products or Compounds.

         1.8. "Development Phase" shall mean, with respect to the Licensed Compound, any Second Generation Compound, Outside Compound or Replacement Compound, the period commencing on the Effective Date of the Agreement and continuing until final marketing approval for the Licensed Products has been obtained in all Major Market Countries.

         1.9. "Development Program" shall mean the development program described generally in the Annual Development Plan attached as Exhibit F, as such plan may be amended from time to time as provided in this Agreement.

         1.10. "Effective Date" shall mean the date first written above.

         1.11. "FDA" shall mean the United States Food and Drug Administration.

         1.12. "Field" shall mean all indications comprehended by the definition of the term "Blood Pool Magnetic Resonance Contrast Agents" above.

         1.13. "First Commercial Sale" of any Licensed Product shall mean the first sale for use or consumption by the general public of such Licensed Product in a country when such sale has been made with the required marketing and pricing approval granted by the governing health authority of such country.

         1.14. "IND" shall mean an investigational new drug application or its equivalent filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of a country other than the United States prior to beginning clinical trials in humans in such country, with respect to the Licensed Products.

         1.15. "Launch Costs" shall mean non-recurring direct and indirect costs incurred in connection with (i) the design, engineering, test and scale up of the manufacturing process used to produce any Licensed Product for commercial sale, (ii) introductory promotion and marketing of any Licensed Product and
(iii) registration or other similar costs to be incurred in other countries where any Licensed Product is to be sold.

         1.16. "Licensed Compound" shall mean Compound MS-325, a copy of the chemical structure of which compound is attached hereto as Exhibit B.

         1.17. "Licensed Product" shall mean any product comprising the Licensed Compound, any Second Generation Compounds or the Replacement Compound, and shall also include any Outside Compounds.



*Confidential information omitted and filed with the Commission.

         1.18. "Major Market Countries" shall mean the United States, the United Kingdom, Germany, France, Spain, Italy and, with respect to compounds and their corresponding Licensed Products for which the Territory has been expanded as provided in Section 1.37 hereof to include Japan, if any, Japan.

         1.19. "MGH Patent Rights" shall mean the United States patents and patent applications and the international patent applications identified in Exhibit C and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any United States or foreign patents or the equivalent thereof issuing thereon or any reissue, reexamination or extension thereof.

         1.20. "MKG Patent Rights" shall mean any patent rights of MKG identified in Exhibit D and such other patent rights of MKG that the Parties may mutually agree from time to time are necessary for or useful in the making, using or selling of Licensed Products in the Territory. MKG Patent Rights shall not include the [ ]*.

         1.21. "Metasyn Patent Rights" shall mean the United States and foreign patent applications set forth in Exhibit E hereto and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any United States or foreign patents or the equivalent thereof issuing thereon or any reissue, reexamination or extension thereof.

         1.22. "Metasyn Technology" shall mean and include all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind (but not including Metasyn Patent Rights) owned or controlled by, or licensed (with the right to sublicense) to, Metasyn necessary or useful for the manufacture, use or sale of the Licensed Compound and the Licensed Products in the Territory.

         1.23. "NDA" shall mean a new drug application filed with the FDA or, with respect to countries other than the United States, the Governing health authority of such country, after completion of human clinical trials to obtain marketing approval for a Licensed Product in such country.

         1.24. "Net Sales" shall mean the invoiced sales price per unit for each of the Licensed Products billed by a Party or its Affiliates or any distributor of either who is not an Affiliate, or, to the extent permitted in Section 3.1.2 hereof, by permitted sublicensees of MKG to independent customers, less, to the extent such amounts are included in the invoiced sales price, actual (a) credited allowances to such independent customers for such Licensed Products which were spoiled, damaged, out-dated or returned; (b) freight and insurance costs charged to such customers; (c) quantity and promotional discounts actually allowed and taken; (d) sales, use, value added and other taxes or governmental charges incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; (e) charge back payments and/or rebates provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (f) that amount of the invoiced sales price per unit


*Confidential information omitted and filed with the Commission.

attributable to the syringe or other delivery system utilized with respect to and invoiced as part of the price for any Licensed Product. The transfer of any Licensed Product by a Party or one of its Affiliates to another Affiliate of such Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section. Every other commercial use or disposition of a Licensed Product by a Party or its Affiliates or any distributor of such Party who are not Affiliates, or, to the extent permitted in
Section 3.1.2 hereof, by permitted sublicensees of MKG, other than a bona fide sale to a bona fide customer, shall be considered a sale of such Product at the weighted average Net Sales price then being invoiced by the seller in arm's length transactions.

         A Party or its sublicensees shall be deemed to have sold a "Bundled Product" if the Licensed Products are sold by a Party or its permitted sublicensees pursuant to an agreement with an independent customer specifying, for a combination of products and/or services, (i) a single price, (ii) other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or (iii) a price for units of the Licensed Products which is discounted below such Party's or its permitted sublicensees' standard invoice price per unit of the Licensed Products by at least five (5) percentage points more than the amount that any other product or service in the Bundled Product is discounted below such other product's or service's standard invoice price (i.e., average selling price for all Licensed Products that are not bundled). In order to calculate the Net Sales of the Licensed Products included in a Bundled Product (a) in the case of the foregoing clauses (i) and (ii), the total Net Sales of the Bundled Product shall be multiplied by a fraction, the numerator of which shall be the product of the number of units of the Licensed Products sold multiplied by the standard invoice price per unit of the Licensed Products, and the denominator of which shall be the sum, for all products or services included in the Bundled Product, of the products of the number of units sold for each product or service in the Bundled Product multiplied by the standard invoice price per unit for each such product or service and (b) in the case of the foregoing clause (iii), the Parties will determine whether an adjustment to Net Sales is appropriate and, if so, a mutually agreeable method of calculation.

         1.25. "Operating Margin" shall mean for a particular quarter, the aggregate Net Sales of and any other revenues relating to Licensed Products for such quarter including, without limitation, royalties and any other payments from sublicensees, less (i) Cost of Goods Sold and (ii) Sales and Marketing Costs.

         1.26. "Outside Compounds" shall mean any Blood Pool Magnetic Resonance Contrast Agents or products comprising Blood Pool Magnetic Resonance Agents that may be acquired or licensed by either or both of the Parties from any Third Party with the approval and at the direction of the Joint Steering Committee.

         1.27. "Party" shall mean Metasyn or MKG.

         1.28. "Patent Rights" shall mean MGH Patent Rights and Metasyn Patent Rights, collectively.

         1.29. "Program" shall mean the collaboration between Metasyn and MKG contemplated by this Agreement.

         1.30. "Replacement Compound" shall mean a Blood Pool Magnetic Resonance Contrast Agent other than Compound MS-325 discovered by Metasyn or MKG that is selected by the Joint Steering Committee as a replacement for the Licensed Compound pursuant to Section 4.1.3 hereof. In appropriate cases, Replacement Compounds may be any one or more Outside Compounds.

         1.31. "Research Costs" shall mean all external costs and direct internal costs incurred by Metasyn or MKG in connection with the Research Program plus indirect costs allocated to the Research Program pursuant to the terms agreed to by the Parties, as more fully described in Appendix IV hereto. Research Costs shall specifically not include any such costs to the extent attributable to research in connection with any compounds and their corresponding Licensed Products to be utilized, sold or distributed exclusively in Japan, it being understood that such costs shall be entirely the responsibility and liability of Metasyn and/or DRL; provided, however, that if DRL is not granted a license in accordance with Section 2.4.1 hereof with respect to any compound for Japan prior to the IND filing with the FDA for such compound by the Parties, the Research Costs shall include all such costs relative to any such compound for all purposes hereof. Costs for Licensed Products or Compounds that are to be sold or distributed on a worldwide basis (including any case where such Licensed Products or Compounds are licensed to DRL in accordance with Section 2.4.1 hereof prior to the filing of an IND with the FDA) will be apportioned to the Parties to reflect the fact that Japan represents [ ]* the worldwide market for such Licensed Products or Compounds.

         1.32. "Research Phase" shall mean the period commencing on the date the first Research Program is approved by the Joint Steering Committee pursuant to
Section 5.1 hereof and ending upon the termination or expiration of the final research program approved by the Joint Steering Committee, during which period the Parties will attempt to identify candidates for Second Generation Compounds, as more fully described in Article 5 hereof.

         1.33. "Research Program" shall mean the research program(s) described generally in the Annual Research Plan, if any, to be developed by the Joint Steering Committee as provided in Section 5.2.2 hereof.

         1.34. "Sales and Marketing Costs" shall mean all direct and indirect costs of MKG and Metasyn (including without limitation, cost associated with receivables and inventory) specifically allocable to the sale and marketing of the Licensed Products and Launch Costs, as more fully described in Appendix V hereto.

         1.35. [ ]* shall mean the [ ]* dated as of [ ]* between MKG and [ ]*.

         1.36. "Second Generation Compounds" shall mean Blood Pool Magnetic Resonance Contrast Agents selected by the Joint Steering Committee pursuant to
Section 4.1.4 hereof, including those discovered by either of the Parties hereto.


*Confidential information omitted and filed with the Commission.

         1.37. "Territory" shall mean the world excluding Japan with respect to and only to the extent of compounds licensed by Metasyn to DRL from time to time pursuant to the terms of any existing written or oral agreement as provided in
Section 2.4.1 hereof. It is understood that the "Territory" will include Japan with respect to any compound and its corresponding Licensed Products for which DRL is not granted a license pursuant to Section 2.4.1 hereof prior to the IND filing with the FDA for such compound.

         1.38. "Third Party" shall mean any entity other than Metasyn or MKG and their respective Affiliates.


               ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION

         2.1. General. Metasyn and MKG wish to establish a collaborative alliance to develop and discover Blood Pool Magnetic Resonance Imaging Agents, including Compound MS-325. The collaboration will include a Development Program for Compound MS-325, any Replacement Compound, any Second Generation Compounds (as well as, if and when deemed necessary by the Parties, the acquisition of rights to Outside Compounds and the conduct of a Research Program) and the commercialization of the corresponding Licensed Products in the Territory. During the course of this collaboration, Metasyn and MKG shall communicate regularly and shall assume different rights and responsibilities for the development and commercialization of the Licensed Products, based on the phase of development and commercialization and the territory involved, all as more specifically described below.

          2.2. [ ]*. In the event that during the term of this Agreement Metasyn [ ]*. In such event, Metasyn shall [ ]*. Metasyn shall [ ]* Metasyn and MKG shall [ ]*. If, [ ]*, Metasyn and MKG are [ ]* then, unless the Parties [ ]*, Metasyn shall [ ]*.

          2.3. Non-Competition; Third Party Products Obtained by MKG. During the term of this Agreement, MKG agrees that it will not develop market or sell any Blood Pool Magnetic Resonance Contrast Agents other than the Licensed Products without the approval of the Joint Steering Committee; provided, however, that MKG may continue to develop market and sell magnetic resonance imaging agents which have primary applications outside the Field;


*Confidential information omitted and filed with the Commission.

provided further, that MKG may continue to develop, market and sell magnetic resonance imaging agents of any kind (including, without limitation, Blood Pool Magnetic Resonance Contrast Agents) outside the Territory, including any compounds or products of its own or that it may acquire. If the Joint Steering Committee approves the development, marketing or sale of an Outside Compound, the acquisition or licensing costs associated with such compound and the Development Costs and Operating Margin for any Licensed Product deriving therefrom will be shared equally by Metasyn and MKG in accordance with the terms set forth herein. In any such event, a development plan and budget will be approved by the Joint Steering Committee, and the appropriate amendments to this Agreement will be executed by the Parties.

         2.4. Japan.

                  2.4.1. Acknowledgement of DRL Arrangement. MKG acknowledges that Metasyn has granted a license to DRL to use the Licensed Compound and to use, manufacture, have manufactured, distribute for sale and sell the Licensed Products in Japan for medical application of contrasting and/or enhancement agents for magnetic resonance imaging in humans. MKG acknowledges that, pursuant to existing written and/or oral agreements between Metasyn and DRL, Metasyn may also offer DRL rights with respect to Replacement Compounds and Second Generation Compounds and their respective corresponding Licensed Products for Japan at any time prior to the respective IND filings with the FDA for such compounds. For this reason, MKG's territory consists of the world excluding Japan with respect to any compounds and their corresponding Licensed Products as to which Metasyn has granted or may grant DRL a license in accordance with this
Section 2.4.1. Thus, it is understood that, if any such license with respect to any compound and its corresponding Licensed Products has not been granted by Metasyn to DRL prior to the IND filing with the FDA with respect to any such compound, then DRL shall have no right to any license with respect to such compound thereafter.

                  2.4.2. Costs. The Parties agree that MKG shall not bear any portion of the Research and Development Costs attributable to development of compounds for Japan or attributable to development of compounds or products not falling within the scope of this Agreement, which costs shall be Metasyn's or DRL's responsibility and liability; provided, however, that if DRL is not granted a license with respect to any compound for Japan prior to the IND filing with the FDA for such compound, the total Research and Development Costs for such compound shall be borne equally by the Parties, in accordance with the applicable provisions of Article 8 hereof and the Territory for such compound will include Japan. The Parties have agreed that, with respect to compounds licensed to DRL for Japan, only [ ]* for such compound shall be borne by the Parties pursuant to this Agreement.


*Confidential information omitted and filed with the Commission.

          ARTICLE 3. LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS

         3.1.     Grant of License Rights by Metasyn to MKG.

                  3.1.1. License Grant. Metasyn hereby grants MKG the exclusive right and license under the Patent Rights and Metasyn Technology to (a) use, make and have made the Licensed Compound, any Second Generation Compounds and any Replacement Compound in the Territory for use in the Field, (b) use, make and have made, distribute for sale and sell the Licensed Products in the Territory for use in the Field and (c) provide the Licensed Compound, any Second Generation Compounds and any Replacement Compound to permitted sublicensees for the purpose of permitting such sublicensees to manufacture or have manufactured Licensed Products in the Territory for use in the Field, all subject to Sections
3.1.3 and 3.1.4 below.

                  3.1.2. Sublicenses. MKG shall have the right to grant sublicenses under the licenses set forth in Section 3.1.1 hereof to Affiliates of MKG and, subject to the prior approval of the Joint Steering Committee, to Third Parties.

                  3.1.3. Reserved Rights of MGH and the U.S. Government. MKG acknowledges that the license granted herein to the Patent Rights is dependent upon the rights and licenses obtained by Metasyn under the MGH License and are subject to certain rights reserved to MGH and the United States Government in the MGH License, as set forth in the MGH License attached hereto as Appendix I. In the event that the MGH License is terminated due to Metasyn's failure to comply with the due diligence obligations imposed on Metasyn pursuant to Paragraph 3.1 (b) of the MGH License or any other obligation therein, such failure shall constitute a material breach by Metasyn and MKG may terminate this Agreement in accordance with Section 13.4.1 hereof.

                  3.1.4. Reserved Rights of Metasyn. Notwithstanding the rights granted or to be granted to MKG pursuant to this Article 3, Metasyn at all times reserves the right under the Patent Rights and the Metasyn Technology to (a) use the Licensed Compound, any Second Generation Compounds and any Replacement Compound for research and development purposes only in the Territory subject to the requirements of Article 5 hereof, (b) distribute for sale and sell the Licensed Products in the Territory pursuant to any rights it may have under Sections 6.2 and 6.6 hereof and (c) make and have made the Licensed Compound, any Second Generation Compounds, any Replacement Compound and any Outside Compound and their respective Licensed Products co-exclusively with MKG in the Territory only as provided in Section 3.2.

                  3.1.5. Third Party Patent Rights. In the event that the Joint Steering Committee determines that a license under a Third Party patent or other intellectual property right is necessary for the use, development, manufacture, distribution for sale or sale of the Licensed Compound, any Second Generation Compounds, any Replacement Compound, any Outside Compound or a Licensed Product, the costs of obtaining such license will be treated as Development Costs if such costs are incurred during the Development Phase and shall be treated as Costs of Goods Sold if incurred thereafter.

         3.2. Manufacturing and Supply of Licensed Compounds and Licensed Products.

                  3.2.1. Manufacture and Supply by Metasyn During the Development Phase. Metasyn shall be responsible for (i) manufacturing the Licensed Compound and the corresponding Licensed Product at the required quality and in quantities sufficient for preclinical and clinical development of the Licensed Compound and the corresponding Licensed Product during the Development Phase through completion of Phase II trials and (ii) providing documentation to MKG regarding the manufacture of the Licensed Compound and the corresponding Licensed Product which is needed to register the Licensed Product in the Territory. The Joint Steering Committee shall determine which of the Parties shall be responsible for performing the obligations described in clauses (i) and
(ii) of the immediately preceding sentence with respect to any Second Generation Compound, the Replacement Compound(s) and any Outside Compounds and the corresponding Licensed Products.

                  3.2.2. Manufacture and Supply by MKG. Promptly after execution of this Agreement, MKG shall begin making preparations necessary to ensure that sufficient quantities of the Licensed Compound are available to conduct Phase III trials and complete validation of the manufacturing process of the Licensed Products on schedule. Upon completion of Phase II trials of the Licensed Compound and any Second Generation Compounds, any Replacement Compounds or any Outside Compounds, as applicable, MKG shall become responsible for (i) manufacturing the respective Licensed Products at the required quality and in quantities sufficient for development of the Licensed Compound and any Second Generation Compounds, Replacement Compounds or Outside Compounds, as applicable, after completion of Phase II trials thereof, including validation batches, and for commercial sale of the respective Licensed Products in the Territory, (ii) providing documentation, other than that provided by Metasyn, regarding the manufacture of the respective Licensed Products needed to register such Licensed Products in the Territory and to sell the respective Licensed Products under the relevant governmental approval in the Territory and (iii) arranging for pre-approval and/or routine establishment inspections with respect to the respective Licensed Products made by MKG. In the event that MKG designates a Third Party manufacturer, it shall enter into a reasonable confidentiality agreement with such manufacturer, such agreement to be subject to the approval of the Joint Steering Committee.

                  3.2.3. Assistance by Metasyn to MKG for Manufacturing License. Metasyn shall disclose to MKG, free of charge, all information related to the manufacture of any Licensed Products, and Metasyn will cooperate with MKG to provide such technical assistance and characterization work as may be necessary in connection with the manufacture and production of any Licensed Products in the Territory. Such assistance and any out-of-pocket costs incurred by Metasyn personnel if required to travel away from Metasyn's premises shall be treated as Development Costs. Metasyn will provide such assistance to MKG as is consistent with the capacity and capabilities of Metasyn.

          3.2.4. Right to Manufacture for the Japanese. Subject to any applicable requirements of the [ ]* possibly covering the Licensed Compound, Metasyn agrees that MKG will have the right to manufacture, at a price equal to [ ]*, the Licensed Compound and/or corresponding


*Confidential information omitted and filed with the Commission.

Licensed Products for Metasyn for use by Metasyn's Japanese licensee. In the event that MKG is not permitted to do so under the [ ]*, MKG shall promptly notify Metasyn and the Parties shall make every good faith effort necessary to make any changes in the rights or structure of the transaction outlined herein as they shall mutually deem appropriate to allow MKG to exercise the right to manufacture the Licensed Compound and corresponding Licensed Products for Metasyn for use by Metasyn's Japanese licensee. If Metasyn and MKG are unable or willing to cure such disqualification or such disqualification is not, in the first instance, curable, then Metasyn shall be free to make other arrangements for supplying such licensee.

         3.3. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other Party, including items owned. controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement.


                       ARTICLE 4. THE DEVELOPMENT PROGRAM

         4.1. Conduct of the Development Program.

                  4.1.1. General. During the Development Phase with respect to any compound, Metasyn and MKG will use their respective best efforts to develop the Licensed Compound, Replacement Compounds, Second Generation Compounds, Outside Compounds (as appropriate) and the corresponding Licensed Products. The Development Program shall be supervised by the Joint Steering Committee to be formed pursuant to Article 7 hereof. The Joint Steering Committee will work with designated individuals at Metasyn and MKG to coordinate the conduct of the Development Program. The Development Program shall consist of the preparation and filing of regulatory submissions and the clinical development of the Licensed Compound and the Licensed Products until final marketing approval for a compound and the corresponding Licensed Products is obtained in all of the Major Market Countries for use in the Field. The Joint Steering Committee will coordinate non-clinical and clinical testing of a compound and the corresponding Licensed Products and prepare regulatory filings for a compound and the corresponding Licensed Products.

                  4.1.2. Annual Development Plan. The Development Program shall be conducted under an annual research and development plan (the "Annual Development Plan") which shall reasonably describe the work to be pursued by the Joint Steering Committee and to be conducted by Metasyn and MKG with respect to the development of the Licensed Compound, any Second Generation Compounds, the Replacement Compounds and any Outside Compounds and the corresponding Licensed Products. The Annual Development Plan shall contain a budget including estimates of the aggregate Development Costs of both Parties to be incurred during the applicable year. The Annual Development Plan will incorporate the Base Case Scenario Model (as the model may have been amended by the Joint Steering Committee in accordance with Section 6.1 hereof and as it may be applicable). The first Annual Development Plan describing the expenses and activities anticipated for the period between the Effective Date and December



*Confidential information omitted and filed with the Commission.

31, 1996 is attached hereto as Exhibit F. Thereafter, the Annual Development Plan will be prepared by the Joint Steering Committee no later than sixty (60) days prior to the beginning of each calendar year. Any changes to any Annual Development Plan shall be subject to approval by the Joint Steering Committee.

                  4.1.3. Selection of Replacement Compound. If the Joint Steering Committee decides to halt development of the Licensed Compound for safety or any other reasons, it shall have the right to evaluate and select for development any one or more other Metasyn Blood Pool Magnetic Resonance Agents as the Replacement Compound(s). The Replacement Compound(s) will be a substitute for the Licensed Compound for use in the Field. In such event, all provisions of this Agreement applicable to the Licensed Compound shall be deemed to refer to the selected Replacement Compound(s).

                  4.1.4. Selection of Second Generation Compounds or Outside Compounds for Development. If the Joint Steering Committee determines that any Metasyn or MKG Blood Pool Magnetic Resonance Agent has been shown to have significant performance advantages (with respect to marketing, technical or other requirements) over any compound then in development (including, without limitation, the Licensed Compound) then the Joint Steering Committee may designate such compound a Second Generation Compound. At such time, such compound will become part of the Development Program and the Joint Steering Committee will amend the Annual Development Plan then in effect as appropriate to cover such Second Generation Compound including new product objectives for each of the Parties. If the Parties have acquired rights to any Outside Compound and the Joint Steering Committee determines that such compound has been shown to have significant performance advantages (with respect to marketing, technical or other requirements) over any compound then in development (including, without limitation, the Licensed Compound) then the Joint Steering Committee will amend the Annual Development Plan then in effect as appropriate to cover such Outside Compound including new product objectives for each of the Parties.

         4.2.     Product Objectives.

                  4.2.1. Metasyn Product Objectives. With respect to the Licensed Compound, Metasyn agrees to diligently attempt to achieve the following objectives:

                  (a) Phase I. Commence Phase I trials of the Licensed Products by September 3, 1996 but in no event later than March 1, 1997.

                  (b) Phase II. Commence Phase II trials of the Licensed Products by [ ]* but in no event later than [ ]*.

                  4.2.2. MKG Product Objectives. Subject to Metasyn's meeting all of its product objectives set forth in Section 4.2.1 above, with respect to the Licensed Compound MKG agrees to diligently attempt to achieve the following requirements:

                  (a) Phase III. Commence Phase III trials of the Licensed Products by [ ]* but in no event later than [ ]*.


*Confidential information omitted and filed with the Commission.

                  (b) NDA. File an NDA package for the Licensed Products with the FDA, acceptable for review by the FDA, by [ ]* but in no event later than [ ]*.

                  4.2.3. Extensions. If either Party is unable to achieve an objective set forth in this Section 4.2 or in the Annual Development Plan on time due to circumstances beyond its control, the other Party will not unreasonably withhold consent to an extension of the time for achievement of the objective. If either Party's failure to achieve an objective on time is due to the other Party's failure to perform its obligations under this Article 4 or the Annual Development Plan, the time for performance will be appropriately extended.

         4.3. Attendance at Regulatory Meetings. MKG or Metasyn, as the case may be, will provide the other Party with reasonable prior notice of all meetings between its representatives and regulatory authorities regarding marketing approval of the Licensed Products. The recipient of such notice shall have the right to have a representative present at all meetings. Each of MKG and Metasyn will furnish, at the other's request, a representative to attend regulatory meetings of the other regarding marketing approval of the Licensed Products.

         4.4. Development Information; Reports. During the Development Phase and thereafter, each Party shall keep the other informed as to its progress related to the Licensed Compound, Second Generation Compounds, Replacement Compounds and any Outside Compounds and their respective corresponding Licensed Products developed or acquired by either Party or its Affiliates, licensees or sublicensees, including but not limited to any information on adverse reactions and copies of all preclinical or clinical studies or tests performed by such Party. In a timely manner during the Development Phase and thereafter, each Party shall provide the other Party with a reasonably detailed report which shall describe the reporting Party's progress with respect to its efforts under this Agreement. Each Party will provide the other with a copy of a master dossier as the basis for all submissions to be made by such Party to regulatory authorities on or prior to the date of such submissions as well as promptly provide the results of all studies and trials conducted by or under the supervision of such Party with respect to the Licensed Compound, Second Generation Compounds, Replacement Compounds and any Outside Compounds and/or the corresponding Licensed Products. Each Party will have the right to use all such information received from the other Party, subject to applicable confidentiality restrictions. Within thirty (30) days after the end of each calendar quarter during the Development Phase with respect to the Licensed Compound, each Party shall provide the other Party with a reasonably detailed report which shall describe the reporting Party's progress with respect to its product objectives set forth under Section 4.2 and the expenses incurred by such Party during the preceding calendar quarter.

         4.5. Availability of Employees. Each Party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party on issues arising during the Development Phase and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.


*Confidential information omitted and filed with the Commission.

         4.6. Visit of Facilities. Representatives of Metasyn and MKG may, with the other Party's prior approval, which approval shall not be unreasonably withheld or delayed, visit the sites of any clinical trials or other experiments being conducted by such other Party in connection with the Development Program and, subject to any necessary approvals of the relevant Third Party, manufacturing sites used for the Licensed Compound, any Second Generation Compound, Replacement Compound or Outside Compound and the corresponding Licensed Products. If requested by the other Party, Metasyn and MKG shall cause appropriate individuals working thereon to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

         4.7. Core Laboratory. During Phase I and Phase II trials of the Licensed Products, Metasyn shall serve as the core laboratory for quantitative as well as blind-read analysis. The Parties shall thereafter reach agreement on which of the Parties will serve as the core laboratory during Phase III trials of the Licensed Products derived from the Licensed Compound.


                           ARTICLE 5. RESEARCH PROGRAM

         5.1. Additional Research Programs. In the event that either Party, during the term of this Agreement, has what it believes is a valid concept for discovering potential Second Generation Compounds that are reasonably likely to have successful commercial application, such Party shall promptly report such concept to the Joint Steering Committee together with a recommended specific research program pursuant to which any such concept could be added to the Program. Such recommendation shall include a proposed research plan and budget. The Joint Steering Committee shall make a determination with respect to each such recommendation as soon as practicable after such recommendation is made but in no event later than ninety (90) days. In the event that the Joint Steering Party fails or declines to approve any recommended research program as an addition to the Program within the aforementioned ninety (90)-day period (or such longer period as the Parties may mutually agree), then the Party which recommended such research program shall be free to develop, market and sell any compounds developed in such research program itself or with a Third Party, free of any restrictions under this Agreement, including but not limited to those set forth in Article 2 hereof.

         5.2.     Conduct of Research Program.

                  5.2.1. General. The Joint Steering Committee will determine the allocation of responsibility between the Parties for the conduct of each approved Research Program. Each of the Parties will attempt to achieve efficiently and expeditiously the objectives assigned to it by the Joint Steering Committee as described in the Annual Research Plan (defined below) and will proceed diligently with the work described therein by using its good faith efforts.

                  5.2.2. Annual Research Plan. Each approved Research Program shall be conducted under an Annual Research Plan that describes the work to be pursued by the Parties during each calendar year. The first Annual Research Plan describing the expenses and activities anticipated for the then-current calendar year shall be developed by the Joint Steering Committee no later than sixty (60) days after the first Research Program has been approved. Thereafter, the

Annual Research Plan (if there is any active and approved Research Program) will be prepared by the Joint Steering Committee no later than sixty (60) days prior to the start of each calendar year. The Annual Research Plan shall be amended to include any additional Research Programs approved by the Joint Steering Committee within sixty (60) days of such approval. Any amendments to the Annual Research Plan shall be subject to approval by the Joint Steering Committee.

                  5.2.3. Data. Each of the Parties shall maintain records in sufficient detail and in good scientific manner appropriate for patent purposes and as will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required to be maintained under any applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Program. Each Party shall provide the other Party the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of the other Party's obligations under this Agreement; provided, however, that each Party shall maintain such records and the information of the other Party contained therein in confidence in accordance with Article 10 below and shall not use such records or information except to the extent otherwise permitted by this Agreement.

                  5.2.4. Sources of Compounds. Either Party may, subject to the prior approval of the Joint Steering Committee, screen compounds obtained from any Third Party with a view to identifying and developing Second Generation Compounds, so long as such Third Party would not thereby obtain rights to commercialize any products in the Field.

                  5.2.5. Semi-Annual Reports. Within thirty (30) days following the end of each six (6)-month period of each calendar year, each Party shall provide to the members of the Joint Steering Committee a written report which shall summarize in reasonable detail the work it has performed under the Annual Research Plan during the preceding six (6)-month period.


                              ARTICLE 6. MARKETING

         6.1. Sales and Marketing Plan. The Joint Steering Committee shall develop an annual sales and marketing plan (an "Annual Marketing Plan") which shall reasonably describe the sales and marketing activities to be conducted by MKG with regard to the Licensed Products and which shall include an annual budget. The Annual Marketing Plan will incorporate the Base Case Scenario Model (as the Model may have been amended by the Joint Steering Committee in accordance with this Section and as it may be applicable). The Joint Steering Committee shall develop the first Annual Marketing Plan at least thirty (30) days prior to the date upon which approval of the first NDA in the Territory is expected by the Joint Steering Committee to occur, which plan will cover the remainder of the calendar year in which such NDA approval occurs. Thereafter, the Annual Marketing Plan shall be prepared no later than thirty (30) days prior to the beginning of each calendar year in which sales and marketing activities will occur or are expected to occur. Any changes to the Annual Marketing Plan shall be subject to the reasonable approval of the Joint Steering Committee and, in particular, the Joint Steering Committee may amend the Base Case Scenario Model from time to time as necessary to reflect market conditions; provided that neither Party's representatives shall be required to approve any amendment to the Annual Marketing Plan or the Base Case Scenario Model not based on actual or anticipated circumstances in the marketplace. The Joint Steering Committee shall amend the Annual Marketing Plan to reflect the selection of any Replacement Compound and/or Second Generation Compounds and/or Outside Compounds.

         6.2. Exclusive Right. MKG shall have the exclusive right to market and distribute (by itself or through others) the Licensed Products in the Territory subject to Metasyn's right to co- promote set forth in Section 6.6 below.

         6.3. Diligence. MKG agrees to diligently seek to obtain approval to commence commercial sale of the Licensed Products in each Major Market Country, and, following such approval, MKG agrees to use diligent efforts to market the Licensed Products in each such country consistent with those efforts used for other MKG products with similar market potential; provided, however, that in any event MKG's efforts shall be not less than those contemplated by the Base Case Scenario Model, as it may be amended pursuant to Section 6.1 hereof. MKG also agrees to use diligent efforts to obtain approval to market the Licensed Products in all other countries in the Territory where MKG sells other products and where a commercially viable market for the Licensed Products exists, and to market the Licensed Products in such countries using efforts consistent with those efforts used in marketing other MKG products with similar commercial potential.

         6.4. Labeling and Packaging. Subject to applicable laws and regulations, the labelling and packaging for the Licensed Products shall bear Metasyn's name, in a form to be mutually agreed upon by the Parties, in addition to MKG's name and trademark.

         6.5. Participation by Metasyn Employees in Field Sales Activities. MKG shall permit Metasyn technical employees (but not sales and marketing personnel) to participate with MKG's field sales force in field sales activities as technical specialists for the Licensed Products. Such Metasyn employees shall be under the direction and management of MKG's field sales management. The direct and indirect costs specifically allocable to Metasyn employees who participated in MKG's field sales activities pursuant to this Section 6.5 for any year or portion thereof that such employees so participate shall be included in Sales and Marketing Costs. The number of such Metasyn technical employees will, subject to the approval of the Joint Steering Committee, be up to twenty-five
(25).

         6.6. Co-Promotion Option. If, during any twelve-month period ending before the [ ]* the First Commercial Sale of any Licensed Product, Net Sales exceed [ ]*, then Metasyn shall have no right to co-promote Licensed Products in the Territory at any time hereunder. However, if, after the [ ]* the First Commercial Sale of the Licensed Products in the Territory and subject to Metasyn obtaining any necessary licenses or consents, Net Sales have not exceeded [ ]* in any twelve-month period ending prior to such anniversary, then Metasyn shall have the right, but not the obligation, to co-promote the Licensed Products alongside MKG in the


*Confidential information omitted and filed with the Commission.

Territory, in which case Metasyn will have the right to purchase Licensed Products from MKG at [ ]*, and to resell the Licensed Products under Metasyn's trademark. Such co-promotion may be accomplished by Metasyn only through the use of its own personnel and not with any assistance of any kind from any agent or distributor. In such event, (i) MKG shall, to the extent legally permissible, grant Metasyn a non-exclusive right and license to use any technology, know-how or other intellectual property rights developed by MKG or its Third Party manufacturer, if any, that is necessary or useful in the manufacture of such Licensed Product, (ii) MKG shall provide Metasyn with reasonable assistance as may be requested from time to time by Metasyn [ ]* and (iii) each Party shall retain all profits from its sale of such Licensed Products.


                   ARTICLE 7. MANAGEMENT OF THE COLLABORATION

         7.1. Joint Steering Committee.

                  7.1.1. General. A steering committee comprised of three (3) named representatives of MKG and three (3) named representatives of Metasyn (the "Joint Steering Committee") shall be appointed and shall meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form as the members of the Joint Steering Committee shall agree. At such meetings, the Joint Steering Committee will discuss and oversee the Development Program (including but not limited to, the clinical testing of the Licensed Compound, Outside Compounds, Second Generation Compounds and the Licensed Products and the preparation of a core registration package for the Licensed Products) and the marketing of the Licensed Products in the Territory. The Joint Steering Committee will allocate responsibilities between the Parties in such a manner as to minimize the time to market for the Licensed Products taking into consideration the objectives set forth in Section 4.2 hereof. In the event that at any time the Parties believe that either one or both of them is required to obtain licenses or rights to patents or intellectual property not included in the Patent Rights, the Metasyn Technology or the [ ]* during the term of this Agreement, the cost of obtaining such licenses or rights and the necessity therefor will be determined by the Joint Steering Committee and, if the Joint Steering Committee determines that obtaining such licenses or rights is appropriate, the costs therefor shall be treated as Development Costs.

         A Party may change one or more of its representatives to the Joint Steering Committee at any time. Members of the Joint Steering Committee may be represented at any meeting by another member of the Joint Steering Committee, or by an authorized designee. Any approval, determination or other action agreed to by all members of the Joint Steering Committee or their authorized designees present at the relevant Joint Steering Committee meeting shall be the approval, determination or other action of the Joint Steering Committee, provided at least two representatives of each Party are present at such meeting.

                  7.1.2. Chair. The Joint Steering Committee shall initially be chaired by a Metasyn representative to the committee. The Metasyn representative shall serve as the Chair of the Joint Steering Committee through and including December 31, 1997. On January 1, 1998, a MKG representative shall become the Chair of the Joint Steering Committee. Thereafter, the


*Confidential information omitted and filed with the Commission.

Chair of the Joint Steering Committee shall rotate between representatives of MKG and Metasyn, with each Chair serving for one calendar year.

                  7.1.3. Minutes. The Joint Steering Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. The Chair shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Joint Steering Committee within ten (10) working days after each meeting. The draft minutes shall be edited by the Chair based on comments from the members of the Joint Steering Committee and shall be distributed to the members prior to the next meeting of the Joint Steering Committee for review and final approval at such meeting. All records of the Joint Steering Committee shall at all times be available to both Parties.

         7.2. Disagreements. All disagreements within the Joint Steering Committee shall be subject to the following:

         (a) The representatives to the committee will negotiate in good faith for a period of not more than sixty (60) days to attempt to resolve the dispute,

         (b) If the representatives to the Committee are unable to resolve the dispute, then the representatives of the committee shall promptly present the disagreement to the Chief Executive Officer of Metasyn and the Chief Operating Officer of MKG or their respective designees,

         (c) Such executives shall meet or discuss in a telephone or video conference each Party's view and explain the basis for such disagreement,

         (d) If such executives cannot promptly resolve such disagreement within sixty (60) days after such issue has been referred to them, then the matter shall be referred to arbitration as described in Section 14.6.2 hereof.


                               ARTICLE 8. PAYMENTS

         8.1. Fee. Upon approval of this Agreement by the Mallinckrodt Group Inc. Board of Directors, MKG will pay Metasyn six million dollars ($6,000,000) in United States dollars by wire transfer as the license fee for the license rights granted to MKG pursuant to Section 3.1.1 above.

          8.2. Milestone Payment. MKG shall make a two million dollar ($2,000,000) milestone payment to Metasyn (i) within ten (10) days business days following the [ ]* or (ii) on [ ]*, whichever is earlier. The payment to be made pursuant to this Section 8.2 shall be made in the United States dollars and shall be non-refundable.



*Confidential information omitted and filed with the Commission.

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         8.3. Funding of the Development Program.

                  8.3.1. Sharing of Development Costs. [ ]* the Parties shall bear [ ]* of the Development Costs incurred by either Party after the Effective Date as well as [ ]* of the aggregate amount of all advances made by Metasyn prior to the Effective Date with respect to the Phase I trial of the Licensed Compound; provided, however, that with respect to any compound included in the Program as to which DRL has a license or obtains a license for Japan prior to the date of the IND filing with the FDA for such compound, (i) MKG shall bear
[ ]* of the Development Costs for such compound incurred on and after the IND filing date for such compound and Metasyn and/or DRL shall bear the balance of such costs, as such costs may be apportioned in the agreement between Metasyn and DRL, and (ii) Metasyn shall reimburse MKG for [ ]* of the Development Costs for such compound incurred prior to the IND filing date.

                  8.3.2. Previously Incurred Production Costs. As Licensed Products are consumed in Phase I and Phase II trials, the Direct Costs incurred by Metasyn for the manufacture of the inventory of the Licensed Products in existence as of the Effective Date will be included in the Development Costs and will be shared in accordance with Section 8.3.1 above. "Direct Cost" for purposes of the preceding sentence shall mean (i) Metasyn's cost of materials, including costs payable by Metasyn to Third Parties relating to production of the Licensed Compound, any Replacement Compound, Second Generation Compound or Outside Compound and/or their corresponding Licensed Products and (ii) Metasyn's direct labor costs incurred in the manufacture of the Licensed Compound, any Replacement Compound, Second Generation Compound or Outside Compound and/or their corresponding Licensed Products; provided that "Direct Cost" shall not include any portion of pre-clinical cost incurred by Metasyn prior to the Effective Date which will be recovered as a consequence of the payment by MKG of the license fee payable by MKG in accordance with Section 8.1 above.

                  8.3.3. Advances. In the event that the Development Costs to be initially borne by Metasyn under any approved Annual Development Plan are greater than Metasyn's assigned percentage of the aggregate Development Costs under such budget as determined pursuant to Section 8.3.1 above, MKG agrees to advance to Metasyn within thirty (30) days after the beginning of each calendar quarter an amount equal to the difference between Metasyn's estimated initial share of the total Development Costs and Metasyn's assigned percentage of such aggregate Development Costs as determined pursuant to Section 8.3.1 hereof for such calendar quarter.

                  8.3.4. Annual Reconciliation. Within forty-five (45) days of the close of each calendar year, Metasyn will provide to MKG a report setting forth Metasyn's actual Development Costs for such year. MKG will, within one hundred and twenty (120) days after the end of each calendar year, provide Metasyn with a written report setting forth the total actual Development Costs of the Parties for such calendar year, and reconciling the amounts of Development Costs paid by each Party during such year (including any advance paid by MKG to Metasyn) with the amounts due from each Party. Together with said report, MKG will either make a payment to Metasyn or issue to Metasyn an invoice for any balance due.



*Confidential information omitted and filed with the Commission.

                  8.3.5. Notwithstanding any other provision hereof, it is understood that, without prior written consent, neither Party shall be liable to pay an amount in Development Costs hereunder with respect to the Licensed Compound and any Replacement Compounds and their corresponding Licensed Products of more than [ ]*.

         8.4. Funding of the Research Program.

                  8.4.1. Sharing of Research Costs. [ ]* the Parties shall bear [ ]* of the Research Costs with respect to any approved Research Program incurred after the Effective Date; provided, however, that with respect to any compound included in any approved Research Program as to which DRL obtains a license for Japan prior to the date of the IND filing with the FDA for such compound, (i) MKG shall bear [ ]* of the Research Costs for such compound incurred on and after the IND filing date for such compound and Metasyn and/or DRL will bear the balance of such costs, as such costs may be apportioned between Metasyn and DRL in the agreement between Metasyn and DRL, and Metasyn shall reimburse MKG for [ ]* of the Research Costs for such compound incurred prior to the IND filing date. MKG or Metasyn, as the case may be, will reimburse the Party who recommended an approved Research Program to the Joint Steering Committee for the appropriate percentage of the Research Costs incurred by such Party (prior to approval) with respect to such approved Research Program within thirty (30) days of such approval.

                  8.4.2. Advances. MKG agrees to advance to Metasyn within thirty (30) days after the beginning of each calendar quarter an amount equal to MKG's assigned percentage of the total Research Costs for such calendar quarter.

                  8.4.3. Annual Reconciliation. Within forty-five (45) days of the close of each calendar year, Metasyn will provide to MKG a report setting forth Metasyn's actual Research Costs for such year. MKG will, within one hundred and twenty (120) days after the end of each calendar year, provide Metasyn with a written report setting forth the total actual Research Costs of the Parties for such calendar year, and reconciling the amounts of Research Costs paid by each Party during such year (including any advance paid by MKG to Metasyn) with the amounts due from each Party. Together with said report, Metasyn will either make a payment to MKG or issue to MKG an invoice for any balance due.

         8.5. Cash Flow Provisions. Metasyn shall use its reasonable efforts to maintain an amount of cash and cash equivalents sufficient to cover its anticipated operating expenses, including its estimated amount of the Development Costs as set forth in the Annual Development Plan for such year and Research Costs as set forth in the Annual Research Plan of such year, if any. If at any time Metasyn's cash reserves are not sufficient to cover its anticipated operating expenses, [ ]* shall, [ ]* the Development Costs and Research Costs, if any, [ ]*, but not later than thirty (30) days after of the First Commercial Sale of the first Licensed Product in the Territory. [ ]* from time to time pursuant to this Section 8.5 provided that each such request shall


*Confidential information omitted and filed with the Commission.

be made no earlier than ninety (90) days [ ]* for which such request is being made. MKG [ ]* no later than twenty (20) days [ ]*.

         8.6. Share of Operating Margins. Commencing upon the First Commercial Sale of a Licensed Product, MKG agrees to pay Metasyn [ ]* of its Operating Margin payable quarterly in United States dollars (in accordance with such principles and procedures relative to exchange rates as the Parties shall agree) within thirty (30) days of the close of each calendar quarter (each such payment hereinafter referred to as a "Profit Payment"), subject to adjustment in accordance with the audit provisions set forth in Section 8.8 below. It is also the Parties intent that, should there be no distributable Operating Margin in any given quarter but instead losses for that quarter, such losses shall be borne solely by MKG.

         8.7. Operating Margin Reports. During the term of this Agreement following the First Commercial Sale of the Licensed Products in the Territory, MKG shall within sixty (60) days after each calendar quarter furnish to Metasyn a written quarterly report showing: (i) the gross sales of the Licensed Products sold by MKG, its Affiliates, and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales; (ii) any other revenues relating to the Licensed Products, including but not limited to royalties and any other payments from sublicensees; (iii) the Costs of Goods Sold for the reporting period; (iv) the Sales and Marketing Costs for the reporting period;
(v) the exchange rates used in determining the amount of United States dollars; and (vi) the Profit Payment payable for such period. MKG shall keep complete and accurate records in sufficient detail to properly reflect all gross sales, Net Sales, Costs of Goods Sold and Sales and Marketing Costs, and to enable the Profit Payments payable hereunder to be determined.

         8.8. Audits by Metasyn. Upon the written request of Metasyn, MKG shall permit an independent public accountant selected by Metasyn and acceptable to MKG, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of MKG as may be reasonably necessary to verify the accuracy of the reports of Development Costs and Research Costs made by MKG pursuant to Sections 8.3.4 and 8.4.3 hereto, respectively, and the Operating Margin reports described in Section 8.7 hereof, in respect of any fiscal year ending not more than twelve (12) months prior to the date of such request. All such verifications shall be conducted at Metasyn's expense and not more than once in each calendar year. In the event such Metasyn representative concludes that additional Profit Payments were owed to Metasyn during such period, the additional Profit Payments, plus accrued interest at the Applicable Interest Rate, shall be paid by MKG within thirty (30) days of the date Metasyn delivers to MKG such representative's written report so concluding, unless MKG shall have a good faith dispute as to the conclusions set forth in such written report, in which case MKG shall provide written notice to Metasyn within such thirty (30) day period of the nature of its disagreement with such written report. The Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to arbitration in accordance with Section
14.6.2. The fees charged by such representative shall be paid by Metasyn unless the audit discloses that the Profit Payments payable by MKG for the audited period are incorrect by more than ten percent (10%), in which case MKG shall pay the reasonable fees and expenses charged by such representative. MKG

*Confidential information omitted and filed with the Commission.

shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MKG, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Metasyn's representatives to the same extent required of MKG under this Agreement. Metasyn agrees that all information subject to review under this Section 8.8 or under any sublicense agreement is confidential and that it shall cause its representatives to retain all such information in confidence in accordance with the requirements of Article 10 below.

         8.9. Audits by MKG. Upon the written request of MKG, Metasyn shall permit an independent public accountant selected by MKG and acceptable to Metasyn, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Metasyn as may be reasonably necessary to verify Metasyn's Direct Costs under Section 8.3.2 hereof and the reports of Development Costs and Research Costs made by Metasyn pursuant to Sections 8.3.4 and 8.4.3 hereof, respectively, in respect of any fiscal year ending not more than twelve (12) months prior to the date of such request. All such verifications shall be conducted at MKG's expense and not more than once in each calendar year. In the event that MKG's representative concludes that adjustments should be made in MKG's favor with respect to such period, then any appropriate payments shall be paid by Metasyn within thirty (30) days of the date MKG delivers to Metasyn such representative's written report so concluding, unless Metasyn shall have a good faith dispute as to the conclusions set forth in such written report, in which case Metasyn shall provide written notice to MKG within such thirty (30) day period of the nature of its disagreement with such written report. The Parties shall thereafter, for a period of sixty (60) days, attempt in good faith to resolve such dispute and if they are unable to do so then the matter will be submitted to arbitration in accordance with Section
14.6.2 hereof. The fees charged by such representative shall be paid by MKG unless the audit discloses that adjustments for the period are greater than ten percent (10%), in which case Metasyn shall pay the reasonable fees and expenses charged by such representative. MKG agrees that all information subject to review under this Section 8.9 is confidential and that it shall cause its representatives to retain all such information in confidence in accordance with the requirements of Article 10 below.


                        ARTICLE 9. INTELLECTUAL PROPERTY

         9.1. Filing, Prosecution and Maintenance of MGH Patent Rights.

                  9.1.1. Responsibility and Costs. Metasyn shall, in coordination with MGH, be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in MGH Patent Rights in the Territory, keeping MKG informed. All costs ("Costs") incurred by Metasyn for the preparation, filing, prosecution and maintenance of all patents and patent applications included in MGH Patent Rights in the Territory shall be the responsibility of Metasyn.

                  9.1.2. Abandonment. If MGH notifies Metasyn of its intention to abandon the prosecution of any patent applications under the MGH Patent Rights or of its intention to refrain from making any payment or taking any other action necessary to obtain or maintain a patent under the MGH Patent Rights, Metasyn will thereafter, at its expense, take all action necessary or appropriate to prosecute and/or maintain such MGH Patent Rights in the Territory.

                  9.1.3. Notice of Infringement. MKG shall inform Metasyn promptly in writing of any alleged infringement of MGH Patent Rights licensed hereunder to MKG in the Territory by a Third Party of which it shall have knowledge and provide any available evidence of such infringement to Metasyn and Metasyn, in turn, shall promptly inform MGH of such alleged infringement of the MGH Patent Rights.

                  9.1.4. Prosecution by MGH or Metasyn of MGH Patent Rights. Under the MGH License, MGH has the first right to prosecute at its own expense any infringements in the Territory of MGH Patent Rights in the Field. In the event that MGH chooses not to prosecute such infringement of the MGH Patent Rights in the Territory or, within six (6) months of receiving notice of such infringement, is unsuccessful in causing the alleged infringer to desist and shall not have brought or is not diligently enforcing an infringement action, Metasyn has the right to bring such suit at Metasyn's expense. In such event, Metasyn will so inform the Joint Steering Committee and it shall be the responsibility of the Joint Steering Committee to determine which Party shall bring such suit.

                  9.1.5. Prosecution Under the Direction of the Joint Steering Committee. In the event that the Joint Steering Committee makes a determination as to the appropriate Party to prosecute any infringement of which it is informed pursuant to Section 9.1.4 above, the prosecution will be conducted using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the parties without the consent of the Joint Steering Committee, which consent shall not unreasonably be withheld or delayed. In such event, the costs of such prosecution will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter. Any recoveries will, after sharing with MGH as provided in the MGH License, be treated as Net Sales. The Joint Steering Committee will determine which Party will prosecute said infringement unless both Parties agree it is in their best interest hereunder not to prosecute such action.

                  9.1.6. Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the MGH Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party and MGH in writing, and the Parties shall consult concerning the action to be taken. MGH, at its option, shall have the right within thirty (30) days after commencement of such action to intervene and take over the sole defense of the action at its expense. If MGH does not exercise the said option, the Parties shall have the right, which they shall exercise, within sixty (60) days after commencement of such action, to intervene, take over and duly prosecute the sole defense of the action. No settlement, consent judgment or other voluntary final disposition of the action may be entered into by the Parties without the consent of the Joint Steering Committee. The costs of such defense will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.2. Filing, Prosecution and Maintenance of Metasyn Patent Rights.

                  9.2.1. Prosecution and Maintenance. Metasyn shall be responsible for maintenance of the Metasyn Patent Rights in the Territory in its own name and at its own expense, keeping MKG informed.

                  9.2.2. Abandonment; Failure to Pay. Metasyn agrees that it will not abandon the prosecution of any patent applications included within the Metasyn Patent Rights nor shall it fall to make any payment or fail to take any other action necessary to maintain a patent under the Metasyn Patent Rights.

                  9.2.3. Infringement by Others; Prosecution Under the Direction of the Joint Steering Committee. Metasyn and MKG shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Metasyn Patent Rights licensed hereunder to MKG of which they become aware, and the Joint Steering Committee shall consider the action to be taken. In the event that the Joint Steering Committee elects to prosecute the said infringement, it will determine which Party shall do so using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the Parties without the consent of the Joint Steering Committee. The costs of such prosecution will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter. Any recoveries or damages derived from such action will be treated as Net Sales.

                  9.2.4. Cooperation in Infringement Actions. In any infringement suit instituted to enforce the Metasyn Patent Rights pursuant to this Agreement, each Party shall cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

                  9.2.5. Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Metasyn Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Party against which such action is brought will defend said action using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the action may be entered into by the Parties without the consent of the Joint Steering Committee. The costs of such defense will be considered Development Costs if incurred during the Development Phase of a Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.3. Infringement Action Against Either Party. In the event that a suit or action is brought against either Party alleging infringement of any Third Party patent right as a result of the exercise of MKG's rights under Section 3.1, such Party shall so notify the Joint Steering Committee. The Joint Steering Committee determine which Party will defend said action, using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the action may be entered into by either Party without the consent of the Joint Steering Committee. The costs of such defense will be considered Development

Costs if incurred during the Development Phase of any Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.4. MKG Patent Rights.

                  9.4.1. Maintenance of MKG Patent Rights. MKG shall be responsible for maintenance of the MKG Patent Rights at its own expense, keeping Metasyn informed. MKG further hereby covenants to maintain the [ ]* in effect during the term of this Agreement.

                  9.4.2. Abandonment; Failure to Pay. MKG agrees that it will not abandon the prosecution of any patent application included within the MKG Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain any patent under the MKG Patent Rights. Further, MKG covenants to make all payments with respect to and to perform all obligations under the [ ]* to the extent necessary to ensure that the [ ]* and all of MKG's rights thereunder will remain in full force and effect.

                  9.4.3. Infringement by Others; Prosecution Under the Direction of the Joint Steering Committee. Metasyn and MKG shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the MKG Patent Rights of which they become aware, and the Joint Steering Committee shall consider the action to be taken. In the event that the Joint Steering Committee elects to prosecute the said infringement, it will determine which Party will do so using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either of the Parties without the consent of the Joint Steering Committee. The costs of such prosecution will be considered Development Costs if incurred during the Development Phase of any Licensed Product and Cost of Goods Sold if incurred thereafter. Any recoveries or damages derived from such action will be treated as Net Sales.

                  9.4.4. Cooperation in Infringement Actions. In any infringement suit instituted to enforce the MKG Patent Rights pursuant to this Agreement, each Party shall cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

                  9.4.5. Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the MKG Patent Rights in the Territory shall be brought against either Party, the Party against which such action is brought shall notify the other Party in writing. The Joint Steering Committee will determine which Party will defend said action using counsel approved by the Joint Steering Committee, and no settlement, consent judgment or other voluntary final disposition of the action may be entered into by either of the Parties without the consent of the Joint Steering Committee. The costs of such defense will be considered Development Costs if incurred during the Development Phase of a Licensed Product and Costs of Goods Sold if incurred thereafter.

         9.5. Cooperation in Infringement Actions. In any infringement suit either Party may institute to enforce or defend the Patent Rights or in which either Party defend claims of


*Confidential information omitted and filed with the Commission.

infringement of Third Party patents pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating or defending such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

         9.6. Cooperation. Each Party shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives), its employees, agents or consultants (at the former Party's reasonable expense) to the extent reasonably necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents as set forth in this Article 9 for periods of time reasonably sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each Party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.


                           ARTICLE 10. CONFIDENTIALITY

         10.1. Nondisclosure Obligations.

                  10.1.1. General. Except as otherwise provided in this Article 9, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other Party resulting from or related to the development of the Licensed Compound and the Licensed Products and (ii) all information and data not described in clause (i) but supplied by the other Party under this Agreement marked "Confidential." For purposes of this Article 10, information and data described in clause (i) or (ii) shall be referred to as "Information."

                  10.1.2. Limitations. To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this
Section 10.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential. In addition a Party or its Affiliates or sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Licensed Compound, any Replacement Compounds, Second Generation Compounds or Outside Compounds and their corresponding Licensed Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or those of its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iii) can be shown by competent evidence, prior to disclosure under this Agreement, to already have been in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or
(v) is disclosed by the receiving Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving Party notifies the other Party immediately upon receipt thereof so that such other Party (with the cooperation of the receiving Party) can seek a protective order or other order limiting or preventing disclosure and provided further that the disclosing Party furnishes only that portion of the Information which it is advised by counsel is legally required under the circumstances.

         10.2. Samples. Samples of the Licensed Compound, Outside Compounds, Second Generation Compounds and/or any Replacement Compound provided by either Party to the other Party in the course of the Program shall not be supplied or sent by either party to any Third Party, other than to regulatory agencies, except pursuant to a written materials transfer and/or confidentiality agreement in a form typical of that utilized by the appropriate party in its ordinary and normal course of business.

         10.3. Terms of this Agreement. Except as provided in Section 10.4 hereof, Metasyn and MKG each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by applicable law. If either Party determines that it is required to file this Agreement with the Securities and Exchange Commission or other governmental agency for any reason, such Party shall request confidential treatment of such portions of this Agreement as the Parties shall together determine is appropriate. Notwithstanding the foregoing, prior to execution of this Agreement, Metasyn and MKG have agreed upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Metasyn and MKG may disclose such information, as modified by mutual agreement from time to time, without the other Party's consent as may be necessary from time to time.

         10.4. Publications.

                  10.4.1. Procedure. Each Party recognizes the mutual interest in obtaining patent protection for inventions which arise under this Agreement. In the event that either Party, its employees or consultants or any other Third Party under contract to such Party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such Party shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication.

                  10.4.2. Delay. If the Reviewing Party requests a delay as described in Section 10.4.1(b), the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed.

                  10.4.3. Resolution. Upon the receipt of written approval of the Reviewing Party, the Publishing Party may proceed with the written publication or the oral presentation.

         10.5. Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 10 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to the granting of injunctive relief or other equitable relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 10, in addition to any monetary damages to which a Party may be entitled.

                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

         11.1. Patent Validity. Nothing in this Agreement shall be construed as a warranty or representation by Metasyn as to the validity or scope of any Metasyn Technology or Patent Rights or that the exercise of the Patent Rights will not infringe upon the rights of any Third Party. Notwithstanding the immediately preceding sentence, except as may have been previously disclosed to MKG, Metasyn is not aware that the [ ]* the patent rights or intellectual property rights of any Third Party.

         11.2. Accuracy of Exhibits C and E. Metasyn represents and warrants that Exhibits C and E list all Patent Rights which are relevant to the manufacture, use and sale of the Licensed Compound and its corresponding Licensed Products in the Territory as of the Effective Date. To Metasyn's knowledge, each of the [ ]*.

         11.3. Authorization. Metasyn represents and warrants, to its actual knowledge, it has all licenses or other rights to patents or intellectual property that may be required to perform its obligations as contemplated hereunder except as may have been previously disclosed to MKG.

         11.4. [ ]*. MKG represents and warrants that it has a license from [ ]* under certain patents of [ ]* as previously disclosed by MKG to Metasyn, that such license is in full force and effect as of the effective date of this Agreement and, to its actual knowledge and not based on any investigation or inquiry, that such license is valid and enforceable.


*Confidential information omitted and filed with the Commission.

                              ARTICLE 12. INDEMNITY

         12.1. MKG Indemnity Obligations. Subject to the provisions of Section 12.3, MKG agrees to defend, indemnify and hold Metasyn, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages arising from claims asserted by a Third Party against Metasyn, its Affiliates or their respective directors, officers, employees or agents arising in connection with or as a result of: (a) actual or asserted violations of any applicable law or regulation by MKG, its Affiliates, sublicensees or Third Party manufacturer by virtue of which the Licensed Products manufactured, distributed or sold by MKG shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to a recall ordered by a governmental agency, or required by a confirmed failure, of Licensed Products to the extent caused by any act or omission to act by MKG or its Affiliates or agents in connection with the manufacture, distribution, or sale of Licensed Products hereunder; or (c) any negligent or willful or intentional act or omission to act by MKG, its Affiliates or agents in any manner in connection with performance hereunder.

         12.2. Metasyn Indemnity Obligations. Subject to the provisions of
Section 12.3, Metasyn agrees to defend, indemnify and hold MKG, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages arising from claims asserted by a Third Party against MKG, its Affiliates or their respective directors, officers, employees or agents arising in connection with or as a result of: (a) actual or asserted violations of any applicable law or regulation by Metasyn, its Affiliates, sublicensees or Third Party manufacturer, if any, by virtue of which the Licensed Products manufactured, distributed or sold by Metasyn shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to a recall ordered by a governmental agency, or required by a confirmed failure, or Licensed Products to the extent caused by any act or omission to act by Metasyn or its Affiliates or agents in connection with the manufacture, distribution or sale of Licensed Products hereunder; or (c) any negligent or willful or intentional act or omission to act by Metasyn, its Affiliates or agents in any manner in connection with performance hereunder.

         12.3. Product Liability. MKG and Metasyn understand and agree that, because of the nature of the collaborative effort set forth in this Agreement, should any Third Party claims be asserted against either or both of them or any of their Affiliates that are in the nature of product liability claims, the Parties will cooperate to ensure that such claims are defended, settled and compromised in a manner that best protects the interests of both Parties hereunder. Unless and until the other Party can demonstrate otherwise (which it may do by a preponderance of competent evidence), it shall be presumed that any Third Party claims relating to toxicology shall primarily be the responsibility and liability of Metasyn to defend and any Third Party claims relating to the manufacture of Licensed Products shall primarily be the responsibility and liability of MKG to defend. The Party presumed responsible for defending such claim shall select counsel to defend any such claim, subject to the approval of the Joint Steering Committee, and will have the daily responsibility for managing the defense of such claim, keeping the other Party informed of any developments, issues or decisions that arise as a consequence of such claim. As the Joint Steering Committee shall determine, the Parties may wish to procure and maintain product liability insurance with responsible carriers in such amounts and with such coverages and deductibles as the Joint Steering Committee may deem appropriate under the circumstances.

         12.4. Contribution. Notwithstanding any other provision of this Article 12, to the extent it is possible to determine with accuracy, each Party shall only be responsible hereunder for and shall only have the duty to indemnify and hold harmless the other Party hereunder (as applicable) for that portion of any loss, cost, damages or expense attributable to its acts or omissions to act. If, in connection with any Third Party claim for which both Parties have responsibility for any loss, cost, damage or expense, it is impossible to determine with accuracy the relative proportion of responsibility of the Parties, they shall each be responsible for an equal share of any such loss, cost, damage or expense. In the event there is any dispute between the Parties concerning their relative proportion of responsibility with respect to any Third Party claim the Parties shall attempt to resolve such dispute within sixty (60) days of the date it arises but, if they are unable to do so, the matter shall be referred to arbitration for resolution pursuant to Section 14.6.2.

         12.5. Procedure. A Party or any of its Affiliates (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor, in the opinion of an independent counsel chosen by the Joint Steering Committee which counsel has not represented either party, would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. An Indemnitee shall not be entitled to indemnification under this
Article 12 if any settlement or compromise of a claim is effected by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12. The Indemnitee under this Article 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


                     ARTICLE 13. EXPIRATION AND TERMINATION

         13.1. The Development Phase.

                  13.1.1. Expiration of the Development Phase. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 13, the term of the Development Phase shall expire with respect to a particular compound upon receipt of final marketing approval and all required registration of Licensed Products comprising such compound in all Major Market Countries.

                  13.1.2. Termination of Development Phase. The Development Phase as to any compound may be terminated (a) at any time by the mutual consent of the Parties or (b) by either Party upon written notice to the other if the Joint Steering Committee has been unable to agree on the budget or scope of an Annual Development Plan for a compound pursuant to Section 4.1.2 and, after the matter has been submitted for arbitration pursuant to Section 7.2 hereof, the terminating Party determines in good faith that it is unable to proceed with development of such compound based on the determination of the arbitrator.

                  13.1.3. Existing Obligations. The expiration or termination of the Development Phase with respect to any compound shall not relieve the Parties of any obligation that accrued with respect thereto prior to such expiration or termination.

                  13.1.4. Effect of Termination of the Development Program. In the event that the Development Phase is terminated with respect to any compound pursuant to Section 13.1.2, then such compound may not be designated as a Second Generation Compound or a Replacement Compound by the Joint Steering Committee. In such event, (a) all rights with respect to the use, manufacture, distribution for sale and sale of such compound shall revert to the Party who was responsible for adding such compound to the Program (the "Originating Party"), except that, to the extent such compound has been jointly acquired through license, purchase or otherwise, both Parties will have the right to use, manufacture, distribute for sale and sell such compound on a non-exclusive basis, (b) to the extent legally permissible, all additional action reasonably necessary shall be taken by the Parties to assign all right, title and interest in and transfer possession and control of the regulatory filings and regulatory approvals relating to such compound to such Party and (c) the Originating Party shall be free to develop or grant licenses to Third Parties with respect to such compound. In the event that the Originating Party enters into an agreement with a Third Party pursuant to clause (c) hereof and such Third Party will use data generated during the Program, then the Originating Party shall provide in such agreement that such Third Party shall reimburse the non-Originating Party for the perceived value of such data, such value to be negotiated in good faith by MKG and Metasyn taking into account the financial contributions of both Parties to the generation of such data.

         13.2. The Research Program.

                  13.2.1. Expiration of Research Phase. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 13, the Research Phase with respect to a particular compound shall expire upon the designation of such compound as a Second Generation Compound in accordance with
Section 4.1.4 hereof.

                  13.2.2. Termination of the Research Program. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 13, the Research Program with respect to any compound may be terminated (a) at any time upon the mutual consent of the Parties or (b) by either Party upon written notice to the other if the Joint Steering Committee has been unable to agree on the budget or scope of an Annual Research Plan for a compound pursuant to Section 5.2.2 and, after the matter has been submitted for arbitration pursuant to Section 7.2 hereof, the terminating Party determines in good faith that it is unable to proceed with development of such compound based on the determination of the arbitrator.

                  13.2.3. Existing Obligations. The expiration of the Research Phase or termination of the Research Program with respect to any compound shall not relieve the Parties of any obligation that accrued with respect thereto prior to such expiration or termination.

                  13.2.4. Effect of Termination of the Research Program. In the event that the Research Program is terminated with respect to any compound pursuant to Section 13.2.2, then such compound may not be designated as a Second Generation Compound or a Replacement Compound by the Joint Steering Committee. In such event, (a) all rights with respect to the use, manufacture, distribution for sale and sale of such compound shall revert to the Originating Party, except that, to the extent such compound has been jointly acquired through license, purchase or otherwise, both Parties will have the right to use, manufacture, distribute for sale and sell such compound on a non-exclusive basis, (b) to the extent legally permissible, all additional action reasonably necessary shall be taken by the Parties to assign all right, title and interest in and transfer possession and control of the regulatory filings and regulatory approvals relating to such compound and (c) the Originating Party shall be free to develop or grant licenses as Third Parties with respect to such compound. In the event that the Originating Party enters into an agreement with a Third Party pursuant to clause (c) hereof and such Third Party will use data generated during the Program, then the Originating Party shall provide in such agreement that such Third Party shall reimburse the non-Originating Party for the perceived value of such data, such value to be negotiated in good faith by MKG and Metasyn taking into account the financial contributions of both Parties to the generation of such data.

         13.3. Expiration of this Agreement. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 13 hereof, this Agreement shall remain in effect for so long as Licensed Products are being sold anywhere in the Territory.


         13.4. Termination of this Agreement.

                  13.4.1. Termination by Either Party. This Agreement may be terminated by either Party upon thirty (30) days notice (i) by reason of a material breach (other than as provided in clauses (ii), (iii) or (iv) below) if the breaching Party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching Party, (ii) if the other Party fails to make any Profit Payment or any other payment of any kind as and when due in accordance with the terms and procedures set forth herein and such failure is not remedied within thirty (30) days after written notice thereof by the nonbreaching party, (iii) if the other Party fails, for reasons within its reasonable control, to meet one of its assigned product objectives listed in
Section 4.2 hereof within the specified period of time for such objective (including any extensions granted pursuant to Section 4.2.3 hereof) or (iv) upon bankruptcy, insolvency, dissolution or winding up of the other Party, except, in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

                  13.4.2. Termination by Metasyn. This Agreement may be terminated by Metasyn effective immediately if [ ]* (or such later date as the Parties may mutually agree upon). In the event that Metasyn terminates this Agreement pursuant to this Section 13.4.2,


*Confidential information omitted and filed with the Commission.

MKG shall [ ]* in the event of such termination.

         13.5. Effect of Expiration or Termination of This Agreement.

                  13.5.1. Existing Obligations. The expiration or termination of this Agreement for any reason shall not relieve the Parties of any obligation that accrued prior to such expiration or termination.

                  13.5.2. Effect of Termination by Metasyn. In the event that this Agreement is terminated by Metasyn pursuant to Section 13.4, Metasyn shall be entitled to claim from MKG in a court of competent jurisdiction all damages or other relief which would otherwise be available to Metasyn at law or in equity and (i) if Metasyn terminated pursuant to Section 13.4.1 above, subsections (a)-(e) below shall apply and (ii) if Metasyn terminated pursuant to
Section 13.4.2 above, subsections (a)(i) and (d)(iv) below shall apply:

         (a) Termination of Licenses. (i) All licenses and rights granted to MKG hereunder shall terminate and (ii) except as provided in clauses (b) and (d) below, MKG will immediately cease to manufacture and sell the Licensed Compound, any Replacement Compounds, any Second Generation Compounds and any Outside Compounds and/or the corresponding Licensed Products;

         (b) Disposition of Inventory of Licensed Products. (i) MKG may dispose of its inventory of Licensed Products on hand as of the effective date of termination, and may fill any orders for Licensed Products accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination and (ii) within thirty (30) days after disposition of such inventory and fulfillment of such orders (and in any event within thirteen (13) months after termination) MKG will forward to Metasyn a final report containing the details required by Section 8.7 hereof and pay Metasyn all Profit Payments payable for such period;

         (c) Assignment of Trademark. MKG shall take all action reasonably necessary to assign all of its right, title and interest in any trademark which MKG shall have marketed or sold the Licensed Products, together with the goodwill associated therewith, to Metasyn; provided, however, that Metasyn shall thereafter identify to any Third Parties Metasyn as the supplier of any Licensed Products;

         (d) Assignment of Regulatory Approvals; Manufacturing Rights; Clinical Data; MKG Patent Rights. MKG shall, (i) to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to Metasyn of the regulatory filings prepared by MKG, and regulatory approvals received by MKG, to the extent that such filings and approvals relate to the Licensed Compound, any Replacement Compounds, Second Generation Compounds or Outside Compounds and/or their corresponding Licensed Products, (ii) to the extent legally or contractually permissible, grant Metasyn a worldwide, perpetual, exclusive, fully paid and royalty-free right and license to use in


*Confidential information omitted and filed with the Commission.

the manufacture of the Licensed Products any technology or know-how developed by MKG and/or its Third-Party manufacturer, if any, that is necessary or useful in the manufacture of the Licensed Products, (iii) deliver to Metasyn any and all documents containing data relating to preclinical or clinical trials of the Licensed Compound, any Replacement Compounds, Second Generation Compounds or Outside Compounds and/or their corresponding Licensed Products not previously delivered by MKG to Metasyn pursuant to Sections 4.4 and 5.2.5 hereof and (iv) to the extent legally or contractually permissible, grant to Metasyn a nonexclusive, worldwide, royalty-free license to the MKG Patent Rights; and

         (e) Continuation of Manufacture. Subject to Metasyn having the appropriate license rights or other consents, MKG shall continue to manufacture Licensed Products and their respective compounds for Metasyn for a period of one
(1) year after such termination at [ ]* and thereafter at [ ]*; provided, however, that in no event shall MKG be required to provide manufacturing of Licensed Products and their respective compounds for Metasyn for a period beyond the third anniversary of such termination by Metasyn. Metasyn agrees to use its best efforts, subject to regulatory restraints, in transferring the manufacture of Licensed Products and their respective compounds to a Third Party as soon after any such termination as possible. For purposes of this Section 13.5.2(e), Metasyn shall grant to MKG a nonexclusive, royalty-free worldwide sublicense under the regulatory approvals and filings assigned to Metasyn pursuant to
Section 13.5.2(d)(i) and the right and license granted to Metasyn pursuant to
Section 13.5.2(d)(ii), which sublicense shall automatically terminate upon Metasyn's written notice to MKG of the termination of MKG's manufacturing rights hereunder.

                  13.5.3. Effect of Termination by MKG. In the event that this Agreement is terminated by MKG pursuant to Section 13.4, MKG shall be entitled to claim from Metasyn in a court of competent jurisdiction all damages or other relief which would otherwise be available to MKG at law or in equity. Further, in the event of any such termination by MKG pursuant to Section 13.4.1(i), (ii) or (iii), and subject only to the provisions of Section 3.1.3, MKG's license rights under Section 3.1 hereof shall (notwithstanding the provisions of Section 3.1) be considered to be exclusive, fully paid up and irrevocable, and shall not otherwise be restricted or limited in any manner from the license grant and related obligations set forth therein, and Metasyn shall grant to MKG a fully paid up and irrevocable non-exclusive license in the Territory to the MGH Patent Rights to the extent legally and contractually permissible.

                  13.5.4. Termination due to Termination of MGH License. In the event this Agreement is terminated by MKG in accordance with Section 13.4 hereof as a result of the termination of the MGH License, MKG shall have the rights provided under Paragraph 10.7 of the MGH License to cause the licenses to the MGH Patent Rights granted to it hereunder to remain in full force and effect.

                  13.5.5. Survival. The provisions of Articles 8 (with respect only to payments accrued at the time of expiration or termination but not yet paid) 9, 10 and 12, Section 14.10 and this Section 13.5 shall survive the expiration or termination of this Agreement.


*Confidential information omitted and filed with the Commission.

                            ARTICLE 14. MISCELLANEOUS

         14.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         14.2. Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Metasyn or MKG may, without such consent, assign its rights and obligations under this agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party (which shall include, in the case of MKG, a sale of substantially all of the assets of MKG's Medical Imaging division); provided, however, that such Party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         14.3. Severability. Each Party hereby agrees that it does not intend, by its execution hereof, to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic and other effects are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole or the validity of any portions hereof, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         14.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to Metasyn:          Metasyn, Inc.
                                 71 Rogers Street
                                 Cambridge, Massachusetts 02142-1118
                                 Attention: President
                                 Telephone:  1-617-499-1400
                                 Telecopy:   1-617-499-1414

         with a copy to:                 Palmer & Dodge LLP
                                 One Beacon Street
                                 Boston, Massachusetts 02108
                                 Attention:  F. Andrew Anderson, Esq.
                                 Telephone:  1-617-573-0100
                                 Telecopy:   1-617-227-4420

         If to MKG:                      Mallinckrodt Medical, Inc.
                                 675 McDonnell Boulevard
                                 St. Louis, Missouri 63134
                                 Attention:  President, Medical Imaging Division
                                 Telephone:  1-314-895-2249
                                 Telecopy:   1-314-895-7265

         with a copy to:                 Mallinckrodt Group Inc.
                                 7733 Forsyth Boulevard
                                 Attention:  General Counsel
                                 Clayton, Missouri 63105
                                 Telephone:  1-314-530-2040
                                 Telecopy:   1-314-530-2486

         14.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

         14.6. Dispute Resolution.

                  14.6.1. The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the Parties will confer at least once and will attempt to resolve the matter. Except as provided in Article 7 hereof, if the matter has not been resolved within fourteen (14) days of their first meeting, the representatives shall refer the matter to the Chief Executive Officer of Metasyn and the Chief Operating Officer of MKG. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officer of Metasyn and the Chief Operating Officer of MKG (which period may be extended by mutual agreement), subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 14.6.2.

                  14.6.2. All disputes, controversies or differences which may arise between the Parties out of or in relation to this Agreement or any default or breach thereof may be resolved by arbitration in accordance with the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Chicago, Illinois. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the Parties hereto. Notwithstanding the above, without resort to arbitration in the first instance, either Party has the right to bring suit in a court of competent jurisdiction against the other Party for (i) any breach of such other Party's duties of confidentiality pursuant to Article 10 of this Agreement and (ii) any infringement of its own proprietary rights by the other Party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either Party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either Party. The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement unless they have complied with the provisions of this Section 14.6.2, as they may be applicable, unless otherwise provided herein.

         14.7. Public Announcements. The Parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except to the extent that any such press release is required to be made by law and the consent of the other Party is not obtained after reasonable efforts to do so. The Parties will agree to issue a joint press release immediately following the execution of this Agreement, the form and content of which shall be reasonably satisfactory to both Parties.

         14.8. Entire Agreement. This Agreement, together with the exhibits and appendices hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

         14.9. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.10. Agreement Not to Solicit Employees. During the term of this Agreement and for a period of two (2) years following the expiration pursuant to
Section 13.3 or termination pursuant to Section 13.4 of this Agreement, Metasyn and MKG agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

         14.11. Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Metasyn and MKG agree not to export or reexport, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Metasyn and MKG agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 14.11.

         14.12. Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         14.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.


METASYN, INC.


By: /s/ Michael D. Webb
   --------------------------
Name:  Michael D. Webb

Title: President and Chief Executive Officer


MALLINCKRODT MEDICAL, INC.


By: /s/ Jim Carlile
   --------------------------
Name:  Jim Carlile

Title: President, Medical Imaging Division


MALLINCKRODT GROUP INC.


By: /s/ Mack G. Nichols
   --------------------------
Name:  Mack G. Nichols

Title: President and Chief Operating Officer

                                                                       EXHIBIT A



                            Base Case Scenario Model


                                      [ ]*


Addendum to Base Case Scenario Model:

Nothing in the Base Case Scenario Model will be construed to replace or supersede the provisions in the Agreement. Where conflict exists between the provisions of the Agreement and the Base Case Scenario Model contained in this Exhibit A, the provisions of the Agreement will prevail. It is specifically acknowledged and agreed by the Parties that the following modifications will be made to the Base Case Scenario Model as soon as practicable after the Effective Date of the Agreement:

         1. Japanese sales and operating margin will be modified to reflect the provisions of Section 3.2.4 of the Agreement; and

         2. The Base Case Scenario Model will be modified to exclude finance charges.


* Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT B



                      Chemical Structure of Compound MS-325

                                      [ ]*


*Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT C



                                                 MGH Patent Rights


1)       U.S. Patent No. 4,899,755, "Hepatobiliary NMR Contrast Agents," Randall
         B. Lauffer and Thomas J. Brady, Ser. No. 731,841, filed May 8, 1985, issued February 13, 1990.

2) U.S. Patent No. 4,880,008, "In Vivo Enhancement of NMR Relaxivity," Randall B. Lauffer, Ser. No. 860,540, filed May 7, 1986, issued November 14, 1989.

3) Canadian Patent No. 1,264,663, "Hepatobiliary NMR Contrast Agents," Randall B. Lauffer and Thomas J. Brady, Ser. No. 508,749, filed May 8, 1986, issued January 23, 1990.

4)       [ ]*

5)       [ ]*

6)       [ ]*



*Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT D

                                MKG Patent Rights


         United States Patent No. 5,078,986 filed August 13, 1990 entitled "Method For Enhancing Magnetic Resonance Imaging Using An Image Altering Agent Containing An Excess of Chelating Agent" and issued January 7, 1992

by       Mark E. Bosworth
         Ronald M. Hopkins


Serial #567,850

                                                                       EXHIBIT E

                              Metasyn Patent Rights


1)       [ ]*

2)       [ ]*



*Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT F



                          First Annual Development Plan


                                         Quarter 3          Quarter 4          Quarter 1          Quarter 2
                                      (Jul-Sep 1996)      (Oct-Dec 1996)     (Jan-Mar 1997)      (Apr-Jun 1997)     Total
                                      --------------      --------------     --------------      --------------     -----
Metasyn:
-------

Compounded prod. costs                [ ]*                [ ]*               [ ]*                [ ]*               [ ]*
Phase I Clinical costs
Toxicology Studies
Phase II Clinical costs
Miscellaneous costs
Investigators Meeting
Overhead (1)
Personnel costs
---------------

Total


MKG:

Direct Supplies                       [ ]*                [ ]*               [ ]*                [ ]*               [ ]*
Direct Chemicals
Medical & Regulatory
Travel
Outside Personnel
Overhead (1)
Depreciation (Building 50)(2)
Personnel costs

Total


Project Total



(1) [ ]* Personnel Costs
(2) Subject to approval by joint steering committee



*Confidential information omitted and filed with the Commission.

                                                                      APPENDIX I



                                   MGH License



                        Filed herewith as Exhibit 10.14.

                                                                     APPENDIX II


                               Cost of Goods Sold


Cost of Goods Sold includes the following direct costs: direct materials, inbound freight and freight between manufacturing sites and distribution centers, direct labor including payroll taxes and reasonable fringe benefits, containers and packaging materials and Launch Costs. Cost of Goods Sold excludes the cost of syringes and delivery systems to the extent excluded from Net Sales.

Cost of Goods Sold also includes any royalties payable to MGH and other Third Parties. The Parties hereby represent that there are currently no known Third Parties other than MGH to whom royalties are or will be payable as of the Effective Date of this Agreement.

It is the intent of the Parties that:

         (a) Costs of Goods Sold will include only overhead that is ordinary and necessary for the production of the Licensed Products;

         (b) Cost of Goods Sold will not include overhead cost or variances resulting from excess plant capacity, however, a reasonable allowance may be made for the production of Licensed Products during the first year of production; and

         (c) Cost of Goods Sold will exclude all group level expenses and allocations thereof.

Cost of Goods Sold includes a cost for overhead calculated as follows:

Overhead Related to the Production of Bulk Drug:
Allowable overhead includes costs for: indirect salaries and wages, payroll taxes and fringe benefits, utilities, supplies and materials, outside services, maintenance and repairs and depreciation; to the extent such costs are ordinary and necessary for the manufacture of the Licensed Products.

The method of calculating and allocating overhead cost at the bulk production facility will be determined and approved by the Joint Steering Committee at a time a production facility is selected.

A standard product unit cost for the bulk drug manufacturing of Licensed Product will be determined each fiscal year in conjunction with MKG budget process and submitted for approval by the Joint Steering Committee. This standard product cost will be used to cost units produced and sold. Variances from standard related to the manufacturing of the Licensed Products will be allocated to Cost of Goods Sold and Inventory, however unfavorable overhead variances caused by decreases in plant capacity utilization are specifically excluded from Cost of Goods Sold.

Overhead Related to Formulation of Bulk Drug:
Allowable overhead includes indirect salaries and wages, payroll taxes and fringe benefits, freight, utilities, supplies and materials, outside services, maintenance and repairs, and depreciation to the extent such costs are ordinary and necessary for the manufacture of the Licensed Products.

Annual budget units produced X Labor hours per 100 units = Total facility labor hours required.

              Total allowable overhead costs
              Total facility labor hours required = Overhead rate per hour

Overhead rate per hour X Hours required to produce one unit = Overhead costs per unit

A standard product cost for the formulation of Licensed Product will be determined each fiscal year in conjunction with MKG budget process and submitted for approval by the Joint Steering Committee. This standard product cost will be used to cost units produced and sold. Variances from standard will be included in Cost of Goods Sold if related to the manufacturing of the Licensed Product. Unfavorable overhead variances caused by decreases in plant capacity utilization are specifically excluded from Cost of Goods Sold.

Account Specification
The Parties agree to use their respective best efforts to specify within thirty
(30) days of the Effective Date of this Agreement the general ledger account numbers of each Party that will be designated as either direct costs or overhead costs.

Annual Review
The method overhead calculation allocation for both bulk drug production and formulation will be reviewed annually and approved by the Joint Steering Committee.

                                                                    APPENDIX III


                                Development Costs


Allowable Development Costs will include the following direct costs to the extent they are ordinary and necessary for the development of the Licensed
Products:

         Direct salary and wages based upon budgeted personnel at actual hours and actual rates pursuant to the Annual Development Plan as amended from time to time by the Joint Steering Committee
         Payroll taxes and fringe benefits at a specified rate not to exceed
            [ ]* of direct salary and wages
         Travel
         Direct materials and direct supplies, including specialized software Direct costs for production of compound for clinical work or regulatory filings Regulatory filing costs Costs for outside services contracted with third parties related to performance of clinical trials
         External costs for consultants, temporary help and special studies.

It is the intent of the Parties that Development Costs will include only overhead costs that are ordinary and necessary for the development of the Licensed Products. Overhead costs will be charged by each Party to Development Costs based on allowable cost items and an allocation method to be determined and approved by the Joint Steering Committee. In no event will overhead, exclusive of Building 50 depreciation, charged by the Parties to Development Costs exceed [ ]* of their respective direct salaries and wages. Building 50 depreciation charged to Development Costs for the year ended June 30, 1997 will not exceed [ ]*.

The Parties will use their respective best efforts to specify within thirty (30) days of the Effective Date of this Agreement the general ledger account numbers of each Party which will be designated as either direct costs or overhead costs.

Development Costs for any annual period will not exceed those budgeted under the Annual Development Plan, unless approved by the Joint Steering Committee.


*Confidential information omitted and filed with the Commission.


                                      III-1

                                                                     APPENDIX IV


                                 Research Costs


Research Costs will include the following direct costs to the extent they are ordinary and necessary to conduct approved Research Program(s) (including such costs incurred by a Party in connection with an approved Research Program prior to approval by the Joint Steering Committee):

         Direct salary or wages
         Payroll taxes
         Fringe benefits
         Travel
         Direct supplies and direct materials
         Regulatory filings costs
         Costs for outside services contracted with third parties External costs for consultants and special studies.

It is the intent of the Parties that Research Costs will include only overhead costs that are ordinary and necessary for research related to approved Research Programs. Overhead costs will charged by each Party to Research Costs based on allowable cost items and an allocation method to be determined and approved by the Joint Steering Committee.

Research Costs for any annual period will not exceed those budgeted in the approved Annual Research Plan, unless approved by the Joint Steering Committee.

                                                                      APPENDIX V



                            Sales and Marketing Costs


Direct Sales Costs include ordinary and necessary: salaries, bonus, other incentive compensation, payroll taxes, fringe benefits, supplies, telephone, postage, automobile lease, insurance, automobile travel costs, airfare, meals, hotels, tips, entertainment, conventions, employee recruiting, training, and product samples.

Allowable Indirect Sales Costs, including the costs associated with selling activities combined with other non-licensed product lines, will be allocated on a percentage of Net Sales to total Net Sales basis. Such costs include: salaries, payroll taxes, fringe benefits, national accounts sales, customer service, order entry, customer invoicing, invoice collections, outside services, sales training, depreciation, and distribution costs to the extent they are ordinary and necessary for the sale of the Licensed Products.

Direct Marketing Costs include ordinary and necessary: salaries, bonus, payroll taxes, fringe benefits, supplies, telephone, software, hardware, postage, travel, meals, entertainment, training, employee recruiting, consulting, market research, conventions, product samples, journal advertising, promotions, premiums, educational material, brochures, sales aids, direct mail, and seminars.

Allowable Indirect Marketing Costs will be allocated on a percentage of Net Sales to total Net Sales basis. Such costs include: marketing administration salaries, bonus, payroll taxes, fringe benefits, reimbursement services, convention costs, legal, and shared promotions, to the extent they are ordinary and necessary for sale of the Licensed Products.

Sales and Marketing Costs specifically exclude any and all costs and cost allocations of corporate (Mallinckrodt Group level) selling, marketing general and general expenses, divisional level general and administrative expenses, and any other expenses that are not ordinary and necessary for the sale and marketing of the Licensed Products.

Sales and Marketing Costs for any annual period will not exceed amounts budgeted under the Annual Marketing Plan unless approved by the Joint Steering Committee.

                                       V-1